Exhibit 10.1
STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 15th day of December 2014, by and among ARX HOLDING CORP., a Delaware corporation (the “Company”); THE PROGRESSIVE CORPORATION, an Ohio corporation (“Progressive”); XL RE LTD., a Bermuda company (“XL”); FASTEAU INSURANCE HOLDING, LLC, a Delaware limited liability company (“Fasteau Holding”); MARC FASTEAU, an individual (“Fasteau”); MARC FASTEAU, AS TRUSTEE OF THE MARC FASTEAU 2012 IRREVOCABLE TRUST (“2012 Trustee”); MARC FASTEAU, AS TRUSTEE OF THE ALEXIS FASTEAU 2008 IRREVOCABLE TRUST (“2008 Trustee,” and together with Fasteau, 2012 Trustee and Fasteau Holding, the “Fasteau Group”); FLEXPOINT FUND, L.P., a Delaware limited partnership (“Flexpoint”); NEW CAPITAL PARTNERS PRIVATE EQUITY FUND, L.P., a Delaware limited partnership (“New Capital”); GREGORY E. STEWART, an individual (“Stewart”); and STEWART INSURANCE HOLDINGS, LLLP, a Florida limited liability limited partnership (“Stewart Holdings”) (XL, Fasteau Holding, Fasteau, 2008 Trustee, 2012 Trustee, Flexpoint, New Capital, Stewart and Stewart Holdings, are referred to herein, individually, as a “Selling Shareholder” and, collectively, as the “Selling Shareholders”).
W I T N E S S E T H:
WHEREAS, Progressive currently holds, directly or indirectly, a 5.0% equity interest in the Company; and
WHEREAS, Progressive desires to acquire a controlling interest in the Company by acquiring additional shares of the Company's capital stock; and

WHEREAS, each of the Selling Shareholders desires to sell to Progressive some or all of its/his shares of the Company's capital stock; and
WHEREAS, Progressive and the Selling Shareholders have reached an agreement on the terms and conditions pursuant to which Progressive will acquire from the Selling Shareholders certain or all of their shares of the Company's capital stock and on various other matters, as set forth herein;
NOW, THEREFORE, in consideration of the above recitals, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings:
“Accredited Investor” shall have the meaning specified in Section 5.9.
“Adjusted Tax Distributions” shall have the meaning specified in the SHH LLC Agreement.
“Affiliate” shall mean, with respect to any Person, (a) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with the Person first mentioned, and (b) in the case of a Person who is a natural person, his or her spouse, issue, or estate, and any trust entirely for the benefit of his or her spouse and/or issue. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power (i) to vote more than fifty percent (50%) of the voting interests in such Person, or (ii)

to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
“Agreement” shall mean this document, including all schedules and exhibits hereto.
“ARX Companies” shall have the meaning specified in Section 4.20.
“Audit Report” shall have the meaning specified in Section 2.2(C).
“BDO” shall have the meaning specified in Section 2.2(B).
“Business Days” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday, excluding federal holidays.
“Capital Contributions” shall mean any cash, cash equivalents, promissory obligations, or the Fair Market Value of other property that an Investor Stockholder contributes or is deemed to have contributed to the Company or (prior to June 30, 2012) SHH with respect to the issuance of any Shares or Class A membership units in SHH.
“Certificate of Designation” shall have the meaning specified in Section 4.6(B).
“Certificate of Incorporation” shall have the meaning specified in Section 4.6(B).
“Certificates of Authority” shall have the meaning specified in Section 4.12(B).
“Closing” shall have the meaning specified in Section 2.3(A).
“Closing Balance Sheet” shall have the meaning specified in Section 2.2(B).
“Closing Date” shall have the meaning specified in Section 2.3(A).
“Common Stock” shall have the meaning specified in Section 4.6(A).
“Company” shall have the meaning specified in the Preamble.
“Company Stock” shall have the meaning specified in Section 4.7.
“Contract” shall have the meaning specified in Section 4.13.
“Dispute Period” shall have the meaning specified in Section 2.2(E).

“Distributions” shall mean (i) from and after June 30, 2012, each dividend paid by the Company to a Stockholder with respect to such Person’s Shares, or (ii) prior to June 30, 2012, each distribution made by SHH to its members with respect to such Person’s Class A membership units, in each case whether in cash, property or securities of the Company or SHH, as applicable, and whether by liquidating distribution, dividend or otherwise; provided that Distributions shall not include any recapitalization or exchange of securities of the Company or SHH (whether resulting from the conversion of the Company or SHH or otherwise), any subdivision (by share or unit split or otherwise), any combination (by reverse share or unit split or otherwise) of any outstanding shares or units or any repurchase or redemption of shares or units by the Company or SHH, respectively.
“Draft 2014 Financial Statements” shall have the meaning specified in Section 2.2(B).
“Encumbrance” shall mean any lien, charge, claim, encumbrance, pledge, condition, equitable interest, option, security interest, mortgage, liability, commitment, covenant, right of first refusal or any other right, agreement or restriction of any kind, whether accrued, absolute, contingent or otherwise, including, without limitation, any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Enforceability Exceptions” shall mean (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights of creditors of insurance companies or creditors’ rights generally; and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity).
“Equity Proceeds” shall have the meaning specified in Section 9.2.
“Fair Market Value” shall have the meaning specified in Section 9.3.
“Fasteau” shall have the meaning specified in the Preamble.

“Fasteau Group” shall have the meaning specified in the Preamble.
“Fasteau Holding” shall have the meaning specified in the Preamble.
“First Reference Date” shall have the meaning specified in Section 2.2(A).
“Flexpoint” shall have the meaning specified in the Preamble.
“Fourth Amended Stockholders' Agreement” shall mean the Fourth Amended and Restated Stockholders' Agreement, which is to be executed and delivered on the Closing Date by the Company, Progressive and the Remaining Stockholders of the Company, including all supplements, exhibits and amendments thereto, substantially in the form of Exhibit H.
“Fully Diluted Basis” shall mean all of the equity securities of the Company, including all of the issued and outstanding shares of capital stock of the Company, including, without limitation, shares of Common Stock and Series A Preferred Stock, and, without duplication, all shares of Common Stock or Series A Preferred Stock that are issuable upon the exercise or conversion of outstanding in-the-money options, warrants, convertible securities and other in-the-money rights to acquire any shares of the capital stock of the Company, including (without limitation) any rights granted in connection with any merger, consolidation, acquisition or other transaction involving the Company or any of its Subsidiaries.
“GAAP” means accounting principles generally accepted in the United States in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision, or any agency or instrumentality thereof, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all of the rules and regulations promulgated thereunder.
“Independent Accounting Firm” shall have the meaning specified in Section 2.2(E).
“Internal Control Letter” shall have the meaning specified in Section 2.2(C).
“IRR” shall have the meaning specified in Section 9.2.
“Investor Contributions” shall have the meaning specified in Section 9.2.
“Investor Distributions” shall have the meaning specified in Section 9.2.
“Investor Stockholders” shall have the meaning specified in Section 9.1.
“Law” or “law” shall mean any statute, law, ordinance, regulation, code, order, constitution, treaty, common law, judgment, decree, or other requirement or rule of law of any Governmental Authority.
“Management Certification” shall have the meaning specified in Section 2.2(G).
“Marketable Securities” shall mean securities (i) issued by an issuer with a public float equal to or greater than $2 billion; (ii) that are of a class of securities listed on major national or international stock exchange; (iii) that constitute, in the aggregate, not more than 2.0% of the outstanding securities of such class; (iv) that are eligible for immediate sale by the distributee pursuant to a registration statement effective under the Securities Act; and (v) are not subject to any contractual or legal limitations on disposition, including any “hold-back” or “lock-up” agreement.
“Marketable Securities Proceeds” shall have the meaning specified in Section 9.2.
“Material Adverse Effect” shall mean any event, occurrence, fact, condition or change that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, operations, results of operations, prospects (as currently contemplated by the Company’s business plan), financial condition, properties or assets (relative to liabilities) of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company or any Selling Shareholder to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to (i) any changes, conditions or effects in the United States economy or financial, banking or securities markets in general; (ii) conditions generally affecting the industries in which the Company and its Subsidiaries operate; (iii) any action required or expressly authorized by this Agreement or any action taken (or omitted to be taken) by Progressive or with the written consent of or at the written request of Progressive and the Selling Shareholders; (iv) any changes in applicable Laws or accounting rules (including GAAP and statutory accounting principles) or the enforcement, implementation or interpretation thereof; or (v) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, agents, suppliers, distributors or others having relationships with the Company or its Subsidiaries.
“Maximum Premium” shall have the meaning specified in Section 6.2.
“New Capital” shall have the meaning specified in the Preamble.
“Objection Notice” shall have the meaning specified in Section 2.2(D).
“Option Plan” shall have the meaning specified in Section 4.10.
“Option” shall mean the right and option granted to an employee, former employee or any other person or entity to acquire one or more shares of Company Stock at a fixed price per share or at a price determined by formula.
“Optionees” shall mean have the meaning specified in Section 4.9.

“Parties” or “parties” shall mean the Company, Progressive and the Selling Shareholders.
“PCI” shall mean PC Investment Company, a Delaware corporation.
“Permitted Encumbrance” shall mean the rights, limitations, conditions and covenants contained in the Third Amended Stockholders’ Agreement (prior to the Closing Date) or the Fourth Amended Stockholders’ Agreement (on or after the Closing Date), and any restrictions on or conditions to transfer imposed by federal or state securities laws.
“Person” shall mean an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority, or other entity of any kind.
“Progressive” shall have the meaning specified in the Preamble.
“Progressive Representatives” shall have the meaning specified in Section 7.3.
“Purchase Price Per Share” shall have the meaning specified in Section 2.2(A).
“Remaining Stockholders” shall mean all entities and persons that hold any shares of Company Stock, or hold any Options to acquire any shares of Company Stock, immediately after the time of Closing, other than Progressive, any of its Affiliates, the Selling Shareholders that are not members of the Fasteau Group and their respective successors and assigns.
“Review Period” shall have the meaning specified in Section 2.2(D).
“Safe Harbour” or “SHH” shall mean Safe Harbour Holdings, LLC, a former Delaware limited liability company that was merged into ARX. For purposes of this Agreement, Safe Harbour and its Subsidiaries shall be considered and treated as wholly-owned Subsidiaries of the Company.
“Second Reference Date” shall have the meaning specified in Section 2.2(A).

“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated by the Securities and Exchange Commission thereunder.
“Selling Shareholders” shall have the meaning specified in the Preamble.
“Series A Preferred Stock” shall have the meaning specified in Section 4.6(B).
“Shares” shall have the meaning specified in Section 2.1.
“Special Payment” shall have the meaning specified in Section 9.1.
“SHH LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement dated March 26, 2007.
“Stewart” shall have the meaning specified in the Preamble.
“Stewart Holdings” shall have the meaning specified in the Preamble.
“Stockholders” shall have the meaning specified in Section 4.9.
“Subsidiaries” shall have the meaning specified in Section 4.11.
“Tangible Net Book Value” shall mean, without duplication, the consolidated assets of the ARX Companies, including deferred commissions and deferred insurance premium taxes, less its intangible assets, total liabilities and non-controlling interests, determined in accordance with GAAP from amounts set forth on the 2014 Financial Statements as finally determined in accordance with Section 2.2.
“Taxes” shall mean all federal, state, local, foreign and other income, gross receipts, sales, use, ad valorem, transfer, franchise, registration, profits, license, lease, service, withholding, payroll, employment, unemployment, excise, severance, environmental, stamp, occupation, premium, retaliatory, property (real or personal), or other taxes, fees, assessments or charges of any kind, together with any interest, penalties or additions with respect thereto.
“Termination Date” shall have the meaning specified in Section 13.1(F).

“Third Amended Stockholders' Agreement” shall mean the Third Amended and Restated Stockholders' Agreement dated August 14, 2012, among the Company and each of Company's Stockholders, including all amendments, exhibits, supplements and any successor agreements thereto.
“Third Quarter Financial Statements” shall have the meaning specified in Section 4.17(B).
“Transfer” or “transfer” shall mean (a) when used as a verb, the act of selling, pledging, mortgaging, hypothecating, giving, transferring, creating a security interest, lien or trust (voting or otherwise), assigning, or otherwise encumbering or disposing of, and (b) when used as a noun, any sale, pledge, mortgage, hypothecation, gift, transfer, creation of security interest, lien or trust, any assignment, or other encumbrance or disposition.
“2008 Trustee” shall have the meaning specified in the Preamble.
“2012 Trustee” shall have the meaning specified in the Preamble.
“2012 Purchase Agreement” shall mean the Stock Purchase Agreement dated August 14, 2012, entered into by and between the Company, Progressive, PCI and the Selling Shareholders named therein, pursuant to which PCI acquired a 4.9% equity interest in the Company, which interest may be transferred to Progressive.
“2013 Financial Statements” shall have the meaning specified in Section 4.17(A).
“2014 Financial Statements” shall have the meaning specified in Section 2.2(C).
“XL” shall have the meaning specified in the Preamble.
ARTICLE II
PURCHASE AND SALE OF SHARES
2.1. Purchase and Sale of Shares.

This Agreement contemplates that, at the Closing, on the terms and subject to the conditions set forth herein, an aggregate of 706,858 shares of Company Stock, which shall constitute approximately 61.8% of the issued and outstanding capital stock of the Company on a Fully Diluted Basis as of the Closing Date (collectively, and including any shares of Company Stock resulting from a conversion thereof, the “Shares”) will be sold, assigned and transferred to Progressive. Specifically, at Closing, each of the Selling Shareholders shall sell, assign and transfer to Progressive, and Progressive shall acquire from each Selling Shareholder, good and marketable title to the number and type of Shares set forth opposite such Selling Shareholder’s name on Exhibit A hereto for the Purchase Price Per Share determined as provided in Section 2.2 hereof. All of such Shares shall be sold free and clear of any and all Encumbrances, other than Permitted Encumbrances.
2.2.    Purchase Price Per Share.
(A)    The Purchase Price Per Share of the Shares to be acquired by Progressive hereunder will be equal to the sum of (i) 2.6 multiplied by the Tangible Net Book Value of the Company as of December 31, 2014 (the “First Reference Date”), determined in accordance with the procedures set forth in Section 2.2(B)-(F) hereof, plus (ii) an additional amount equal to the exercise price of all in-the-money options to purchase Company Stock outstanding as of December 31, 2014, divided by (iii) the total number of outstanding shares of Company Stock, determined on a Fully Diluted Basis, as of the date that is ten (10) Business Days prior to the Closing Date (the “Second Reference Date”). To illustrate application of this formula, pro forma calculations of the Tangible Net Book Value of the Company as of September 30, 2014, and of the resulting Purchase Price Per Share as of that date, are set forth in Exhibit B attached hereto.

(B)    The Tangible Net Book Value of the Company as of the First Reference Date will be determined in accordance with GAAP, and will be based on the consolidated balance sheet of the Company and its Subsidiaries as of such date that is included in the 2014 Financial Statements, which are to be prepared by the Company and audited by BDO USA, LLC (“BDO”) in accordance with and as the same may be adjusted pursuant to this Section 2.2 (the “Closing Balance Sheet”). Promptly after December 31, 2014, the Company will prepare consolidated balance sheets and consolidated statements of shareholders' equity as of December 31, 2014 and consolidated income statements and consolidated statements of cash flows for the twelve-month period then ended for the Company and its consolidated Subsidiaries in accordance with GAAP applied on a basis consistent with the application of GAAP by the Company in preparation of the 2013 Financial Statements, except as necessary to correct any errors and improve accuracy (collectively, the “Draft 2014 Financial Statements”), and shall use its best efforts to complete the Draft 2014 Financial Statements, and provide Progressive and the Selling Shareholders with copies thereof, together with an explanation of any material or unusual changes or variations in the financial balances or results of operations from the Third Quarter Financial Statements, no later than January 31, 2015. Progressive and the Selling Shareholders shall have twenty (20) Business Days to review and raise objections with the Company to the Draft 2014 Financial Statements, which objections shall be delivered in writing to the other Parties and shall be described in reasonable detail. The Parties shall use their commercially reasonable efforts to resolve any such objections during such twenty (20) Business Day period, and if such objections are resolved, the Company shall deliver an update of the Draft 2014 Financial Statements to BDO. In the event the Parties are not able to resolve any such objections during such twenty (20) Business Day period, the Company shall deliver such objections to BDO for BDO’s review and consideration during its audit of the Draft 2014 Financial Statements.
(C)     The Company will use its reasonable best efforts to deliver to Progressive, no later than March 15, 2015, (i) an audited consolidated balance sheet and consolidated statement of shareholders’ equity as of December 31, 2014 and the related consolidated income statement and consolidated statement of cash flows for the twelve-month period then ended of the Company and its Subsidiaries (collectively, the “2014 Financial Statements”) prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the 2013 Financial Statements, except as necessary to correct any errors and improve accuracy, and provided the applicable GAAP standards were properly selected and applied; (ii) the unqualified opinion addressed to the Company from BDO ("Audit Report"), confirming that it has audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) the 2014 Financial Statements, that such financial statements were prepared in accordance with GAAP, as stated above; that such financial statements fairly present, in all material respects, the financial condition, results of operation and cash flows of the Company and its consolidated subsidiaries as at the end of and for the period represented thereby; and that, during the course of its audit of the Company’s 2014 Financial Statements, it did not become aware of any material deficiencies, misstatements or omissions in the reported information; and (iii) an Internal Control Letter addressed to the Company from BDO confirming that no material weaknesses or significant deficiencies in the Company’s and its Subsidiaries’ systems of internal control or any other material irregularity in accounting or control came to its attention since year end 2013, or, to its knowledge, exists as of the date of the Internal Control Letter (“Internal Control Letter”).

(D)     Progressive and the Selling Shareholders shall have a period of ten (10) Business Days after receipt of the audited 2014 Financial Statements, Audit Report and Internal Control Letter (the "Review Period") within which to review and raise objections to the 2014 Financial Statements. If within such period of ten (10) Business Days neither Progressive nor any Selling Shareholder has delivered to the other Parties written notice of objection to the 2014 Financial Statements (which notice shall state the basis of objection in reasonable detail) (the “Objection Notice”), then the 2014 Financial Statements shall be deemed approved, be binding and conclusive on the Parties and used in computing the Tangible Net Book Value and any other computations provided herein.
(E)    If a Party delivers to the other Parties an Objection Notice in accordance with Section 2.2(D), the Company, Progressive, and the Selling Shareholders agree to work together, in good faith, to promptly resolve any items identified in the Objection Notice that may affect the Closing Balance Sheet and that are necessary to determine the Purchase Price Per Share. In the event that Progressive, the Company and the Selling Shareholders are unable to resolve to their mutual satisfaction any such differences within ten (10) Business Days of the delivery of the Objection Notice (“Dispute Period”), then the Parties shall engage an independent, nationally recognized accounting firm mutually acceptable to Progressive, the Company, and the Selling Shareholders (the “Independent Accounting Firm”) to resolve the items included in the Objection Notice that remain in dispute, and all other items shall be deemed final and binding on the Parties.
(F)    Within ten (10) Business Days following the end of the Dispute Period, the Company, Progressive and the Selling Shareholders shall submit their proposed resolutions of the items in dispute to the Independent Accounting Firm. The Independent Accounting Firm shall have thirty (30) days to deliver its determination on each of the items set forth in the Objection Notice that remain in dispute. The Independent Accounting Firm shall be instructed to only resolve the matters identified in the Objection Notice that are submitted to the Independent Accounting Firm and not to investigate any other matters. During the thirty (30) day review by the Independent Accounting Firm, the Parties shall make available to the Independent Accounting Firm such individuals and such information, books and records as may be reasonably requested by the Independent Accounting Firm to make its determination. If GAAP allows more than one method and the Independent Accounting Firm finds that one of those methods is preferable to the other(s) under GAAP, then the Independent Accounting Firm will choose the more preferable method. The determination by the Independent Accounting Firm shall be final and binding on the Parties, except in the case of fraud or manifest error, and such determination shall be used in computing the Tangible Net Book Value and any other computations provided for herein. The Independent Accounting Firm shall act as an expert, not as an arbitrator, in resolving the dispute. The proceeding before the Independent Accounting Firm shall be an expert determination under the law governing expert determination and appraisal proceedings. All costs and expenses, including, fees and disbursements, of the Independent Accounting Firm shall be borne equally by the Company, Progressive and the Selling Shareholders as a group (shared on a pro rata basis), each of which shall bear one-third (1/3) of such costs and expenses.
(G)     At least five (5) days prior to the Closing, the Company will prepare and deliver to Progressive and the Selling Shareholders a statement, in form attached hereto as Exhibit B, and signed by the Company’s Chief Executive Officer and the principal financial or accounting officer of the Company, certifying to Progressive and the Selling Shareholders the Company’s Tangible Net Book Value as of the First Reference Date and detailing the calculation of the total number of outstanding shares of Company Stock (determined on a Fully Diluted Basis) as of the Second

Reference Date, and the calculation of the Purchase Price Per Share (the “Management Certification”).
2.3.    Closing, Delivery and Payment.
(A)    The closing of the purchase and sale of the Shares pursuant to this Agreement (the “Closing”) shall take place at 10:00 a.m. on the date (the “Closing Date”) that is the first (1st) Business Day of the calendar month after the Purchase Price Per Share has been determined in accordance with Section 2.2, the Parties have secured all necessary regulatory approvals for the consummation of the transactions contemplated hereby (as contemplated by Section 10.1) and all other conditions to Closing have been satisfied or waived in writing (other than those conditions that by their nature are to be satisfied at the Closing, and subject to the satisfaction or written waiver of such conditions), at the offices of the Company, or at such other time or place as the Company and Progressive may mutually agree.
(B)    At the Closing, subject to the terms and conditions hereof, each of the Selling Shareholders will deliver to Progressive certificates for all of the Shares to be sold by such Selling Shareholder as set forth on Exhibit A, with all required transfer tax stamps attached, accompanied by irrevocable stock powers for the Shares, duly endorsed to Progressive or in blank, and signed by or on behalf of the appropriate Selling Shareholder, which, in the aggregate, will represent all of the Shares to be purchased by Progressive at the Closing. Following receipt of such share certificates by Progressive, Progressive will deliver them to the Company for cancellation, and the Company will cancel such share certificates and will deliver to Progressive a new share certificate representing the total number of Shares acquired by Progressive pursuant to this Agreement. Contemporaneously therewith, subject to the terms and conditions hereof, Progressive shall deliver the aggregate Purchase Price Per Share payable to each of the Selling Shareholders for the Shares sold by such Selling Shareholders to Progressive hereunder (which are as set forth on Exhibit A) by wire transfer of immediately available funds to such account or accounts as the Selling Shareholders shall designate not less than five (5) Business Days prior to the Closing Date.
(C)     In addition, at Closing:
(i)    The Company shall deliver to Progressive (a) good standing certificates, dated as of a date not more than five (5) days prior to the Closing Date, for the Company and each of its Subsidiaries, issued by the Office of the Secretary of State for the state(s) of incorporation of the respective companies, and (b) copies of each Certificate of Authority then held by the Company and/or any of its Subsidiaries as listed on Exhibit F.
(ii)    The Company and the Selling Shareholders shall execute and deliver to Progressive a certificate or certificates referred to in Section 11.3, dated the Closing Date.
(iii)    Progressive shall execute and deliver to the Company and the Selling Shareholders a certificate referred to in Section 12.3 dated the Closing Date.
(iv)    The Selling Shareholders will deliver to Progressive written opinions from their respective legal counsel with respect to the matters described at Sections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.7(a) (subject to usual and customary qualifications, exceptions and assumptions), substantially in the forms attached as Exhibit J.
(v)     The Company will deliver to Progressive a written opinion from its legal counsel as to the matters described in Sections 4.1, 4.2, 4.3, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11 and 4.12 hereof (subject to usual and customary qualifications, exceptions and assumptions), in form substantially similar to the form of the opinion delivered by the Company to Progressive at the closing of the transactions contemplated by the 2012 Purchase Agreement.

(vi)    Progressive will deliver to the Company and the Selling Shareholders a written opinion from its General Counsel as to the matters described in Sections 5.1, 5.2, 5.3 and 5.4 hereof (subject to usual and customary qualifications, exceptions and assumptions), in form and substance reasonably acceptable to General Counsel of the Company.
(vii)    Immediately after and subject to the acquisition by Progressive of all of the tendered Shares of the Selling Shareholders, the Company, the Remaining Stockholders (subject to the proviso contained in Section 11.8) and Progressive shall deliver counterparts of the Fourth Amended Stockholders’ Agreement, which shall have been executed by the Company, Progressive and all Remaining Stockholders, including all individuals who are holding options to acquire any shares of the Company's capital stock.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLING SHAREHOLDERS
Each of the Selling Shareholders hereby represents and warrants to Progressive that, as of the date of this Agreement, as to itself/himself only and not as to any other Selling Shareholder, except as set forth on the Schedule of Exceptions attached hereto (which specifically identifies the relevant subsection(s) hereof):
3.1.    Organization; Good Standing. If such Selling Shareholder is a corporate entity, limited liability company, partnership or other artificial entity, such Selling Shareholder has been duly organized and is validly existing and in good standing under the laws of its state or other jurisdiction of organization, and has all requisite corporate, limited liability company or other power and authority to own and operate its properties and assets, and to carry on its business as now conducted, except in each case for any such failure that would not have a material adverse effect on the ability of such Selling Shareholder to consummate the transactions contemplated to be consummated by such Selling Shareholder under this Agreement.
3.2.    Authorization. Such Selling Shareholder has all necessary right and authority to enter into this Agreement and, if such Selling Shareholder is a member of the Fasteau Group, the Fourth Amended Stockholders’ Agreement and to carry out all of its/his respective obligations hereunder and thereunder, and to sell to Progressive all of the Shares that such Selling Shareholder has agreed to convey to Progressive hereunder, as set forth on Exhibit A hereto, for the consideration herein provided. All corporate, limited liability company or other action on the part of such Selling Shareholder, its officers, directors, members, managers, partners and/or stockholders (as applicable), necessary to authorize its or his execution and delivery of this Agreement and, if such Selling Shareholder is a member of the Fasteau Group, the Fourth Amended Stockholders’ Agreement, and the performance of all obligations of such Selling Shareholder hereunder and thereunder has been taken, and this Agreement and, if the Selling Shareholder is a member of the Fasteau Group, the Fourth Amended Stockholders’ Agreement, when executed and delivered, will constitute valid and legally binding obligations of such Selling Shareholder, enforceable in accordance with their terms, subject to the Enforceability Exceptions. The sale to Progressive of the Shares provided for hereunder is not and will not be subject to any preemptive rights, rights of first refusal, co-sale rights, tag-along rights or other rights, restrictions or limitations that have not been properly waived.
3.3.    Stock Ownership. Such Selling Shareholder is the sole owner of, and owns, beneficially and of record, all of the Shares to be conveyed by it/him to Progressive hereunder, as set forth in Exhibit A hereto, free and clear of any and all Encumbrances, other than Permitted Encumbrances. By the deliveries to be made at Closing, and the other actions to be taken at or prior to the Closing, Progressive shall own, beneficially and of record, good and marketable title to all of such Shares, free and clear of any and all Encumbrances, other than Permitted Encumbrances and any Encumbrances placed on the Shares by or pursuant to any actions taken by Progressive.
3.4.    Absence of Conflict. Neither the execution and delivery of this Agreement and, if such Selling Shareholder is a member of the Fasteau Group, the Fourth Amended Stockholders’ Agreement by such Selling Shareholder, nor the performance by such Selling Shareholder of any of its/his obligations hereunder or thereunder, (i) conflicts with or results in, or will conflict with or result in, a breach or violation of any article, by-law, regulation, judgment, decree, order, writ, injunction, statute, rule or regulation applicable to such Selling Shareholder, or (ii) conflicts with or constitutes, or will conflict with or constitute, a default under or a breach or violation of any of the terms of any note, bond, mortgage, deed, trust, indenture, instrument or agreement to which such Selling Shareholder is a party, or to which such Selling Shareholder owes any duty or obligation, or by which such Selling Shareholder, or any of its/his respective assets or property, is bound.
3.5.    Governmental and Third Party Consents. No consent, approval, qualification, order or authorization of, or filing with or notice to, any Governmental Authority or other public or private party is required on the part of such Selling Shareholder in connection with such Selling Shareholder’s valid execution, delivery and performance of this Agreement and, if the Selling Shareholder is a member of the Fasteau Group, the Fourth Amended Stockholders’ Agreement, and the offer and sale of the Shares to Progressive by such Selling Shareholder, except for those filings, authorizations and approvals described in Sections 8.4 and 8.5 hereof.

3.6.    Absence of Certain Litigation. There is no action, suit, proceeding, or investigation pending or, to the knowledge of such Selling Shareholder, threatened as of the date of this Agreement, against such Selling Shareholder that questions or challenges the validity of this Agreement or, if such Selling Shareholder is a member of the Fasteau Group, the Fourth Amended Stockholders' Agreement, or the right of such Selling Shareholder to enter into this Agreement or, if such Selling Shareholder is a member of the Fasteau Group, the Fourth Amended Stockholders' Agreement, or to consummate any of the transactions contemplated hereby or thereby, including the sale of Shares to Progressive as herein provided.
3.7.    Offering. (a) Subject to the truth and accuracy of Progressive's representations set forth in Sections 5.1 to 5.11 of this Agreement, the offer and sale of the Shares to Progressive by such Selling Shareholder, as contemplated by this Agreement, are exempt from the registration requirements of the Securities Act, and (b) none of the Selling Shareholders, and no agent or other person acting on its/his/her or their behalf, will take any action that would cause the loss of such exemption.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE
COMPANY AND THE FASTEAU GROUP

The Company hereby represents and warrants, and each member of the Fasteau Group hereby represents and warrants on a pro rata basis (based on the ratio of the number of Shares to be conveyed hereunder by the Fasteau Group, in the aggregate, to the total number of Shares to be conveyed hereunder by all of the Selling Shareholders as shown on Exhibit A), to Progressive that, as of the date of this Agreement, except as set forth on the Schedule of Exceptions attached hereto (which specifically identifies the relevant subsection(s) hereof):

4.1.    Organization; Good Standing; Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which it presently conducts business and in which the failure to be so qualified would have a Material Adverse Effect.
4.2.    Authorization. The Company has all necessary power and authority to enter into this Agreement and the Fourth Amended Stockholders’ Agreement and to perform all of its obligations hereunder and thereunder. All corporate and other action on the part of the Company, its officers, directors and stockholders, necessary to authorize its execution and delivery of this Agreement and the Fourth Amended Stockholders’ Agreement, and the performance by the Company of all of its obligations hereunder and thereunder, has been taken, and this Agreement and the Fourth Amended Stockholders’ Agreement, when executed and delivered, will constitute the valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to the Enforceability Exceptions.
4.3.    Absence of Conflict. Neither the execution and delivery of this Agreement and the Fourth Amended Stockholders’ Agreement by the Company, nor the performance by the Company of any of its obligations hereunder or thereunder, (a) conflicts with or results in, or will conflict with or result in, a breach or violation of any article, by-law, regulation, judgment, decree, order, writ, injunction, statute, rule or regulation applicable to the Company, or (b) conflicts with or constitutes, or will conflict with or constitute, a default under or a breach or violation of any of the terms of any note, bond, mortgage, deed, indenture, instrument or agreement to which the Company is a party or by which the Company, or any of its assets or property, is bound.
4.4.    Articles and Bylaws. The Certificate of Incorporation, Bylaws and Certificate of Designation of the Company, each as amended to date, true, complete and current copies of which have heretofore been delivered to Progressive, are in effect on the date hereof and no amendment or modification thereof will be made prior to the Closing.
4.5.    Governmental and Third Party Consents. No consent, approval, qualification, order or authorization of, or filing with or notice to, any Governmental Authority or other public or private party is required on the part of the Company or any of its Subsidiaries in connection with the Company's valid execution, delivery and performance of this Agreement and the Fourth Amended Stockholders’ Agreement and the offer and sale of the Shares to Progressive as provided hereunder, except for (a) the filing of a premerger notification report, and any related information, documents or materials, by the Company under the HSR Act, and (b) any filings required to be made with the Delaware, Florida or Texas Departments of Insurance.
4.6.    Capitalization of the Company. The authorized capital of the Company consists solely of:
(A)     Common Stock. 1,500,000 shares of common stock, par value $.01 per share (“Common Stock”), of which 241,500 shares have been issued and 197,000 shares are outstanding.
(B)    Preferred Stock. 950,000 shares of Preferred Stock, par value $.01 per share, all of which have been designated “Series A Convertible Preferred Stock,” of which 942,625 shares have been issued and 921,125 shares are outstanding (the “Series A Preferred Stock”). The rights, privileges and preferences of the Series A Preferred Stock are as stated in the Company’s Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on October

8, 1997, as amended on November 2, 2007, April 2, 2008, December 6, 2011 and July 24, 2012 (“Certificate of Incorporation”), and supplemented by the Certificate of Designation, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock of ARX Holding Corp., filed with the Delaware Secretary of State on October 8, 1997, and amended on December 6, 2011 and July 24, 2012 (“Certificate of Designation”). Each share of Series A Preferred Stock is convertible into one (1) share of Common Stock, subject to adjustment as set forth in the Certificate of Designation.
4.7.    Authorization and Issuance. All of the outstanding shares of Common Stock and Series A Preferred Stock (collectively, the “Company Stock”) have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with the registration or qualification provisions of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom.
4.8.    Valid Issuance of the Shares; Progressive Ownership. All of the Shares to be purchased by Progressive hereunder have been duly and validly authorized and issued in accordance with all applicable Law, and are fully paid and non-assessable and, as of the Closing, will constitute approximately 61.8% of the issued and outstanding capital stock of the Company, calculated on a Fully Diluted Basis.
4.9.    Ownership of Company Stock; Options, etc. All of the outstanding shares of Company Stock are owned by the Company’s stockholders identified on Exhibit C hereto (“Stockholders”), in the respective numbers specified in said Exhibit. All outstanding options, warrants and other rights to acquire any shares of Company Stock are held by the persons identified in Exhibit D hereto (“Optionees”). The number of Company Shares which may be purchased by each such Optionee upon exercise of his or her respective Option(s) is set forth in Exhibit D.

4.10.    Outstanding Options and Rights. Except for (i) the conversion privileges relating to the Series A Preferred Stock, (ii) the rights provided to Progressive in this Agreement, (iii) currently outstanding options to purchase 26,000 shares of Common Stock granted to employees of the Company pursuant to the Company's 2007 Stock Option Plan, as listed in Exhibit D (the “Option Plan”), and (iv) rights and options provided for in the Third Amended Stockholders’ Agreement (prior to the Closing) and Fourth Amended Stockholders’ Agreement (on or after the Closing), there are no outstanding options, warrants, debentures, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements or agreements of any kind for the purchase or acquisition from the Company of, or that requires or may require the Company to issue, any of its securities, upon exercise, conversion or otherwise. No additional Options or other rights to acquire any shares of the Company’s capital stock will be granted by the Company without the prior written consent of Progressive.
4.11.    Subsidiaries. Except for the entities identified on Exhibit E hereto (collectively, the “Subsidiaries”), the Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association, or other business entity, other than fixed-income securities held in the Company’s investment portfolios. Each of the Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted, except where the failure to meet any of those requirements does not have a Material Adverse Effect. Except as specified in the Schedule of Exceptions, all of the outstanding capital stock of each of the Subsidiaries is owned directly by the Company or indirectly through one or more wholly-owned subsidiaries of the Company, and is free and clear of all Encumbrances. There are no outstanding rights, agreements, warrants or options to acquire any of the capital stock of, or any other interest in, any Subsidiary, or to acquire any security or other instrument exercisable for or convertible into any capital stock of any Subsidiary or any such right, interest, agreement, warrant or option.
4.12.    Licenses, Permits and Certificates of Authority.
(A)    The Company and each of its Subsidiaries has all franchises, permits, licenses and certificates of authority that are necessary for the conduct of its business as now being conducted by it. Neither the Company nor any of its Subsidiaries is in material default under, or out of compliance in any material respect with, any of such franchises, permits, licenses or certificates of authority or has received any notice alleging any such default or non-compliance exists, nor are there any proceedings pending, or to the knowledge of the Company or any member of the Fasteau Group threatened, to revoke, suspend, limit or restrict any such franchise, permit, license or certificate of authority.
(B)    The Company or its Subsidiaries hold, and as of the Closing Date will hold, each of the certificates of authority identified in Exhibit F hereto (the “Certificates of Authority”). The Certificates of Authority authorize the Company or its Subsidiaries to write property and casualty insurance (including homeowner’s insurance) in each of the states identified in Exhibit F. True, complete and correct copies or other verifiable evidence of all Certificates of Authority held by the Company and its Subsidiaries have been delivered to Progressive. None of the Certificates of Authority has been suspended at any time, and each of the Certificates of Authority is currently unencumbered, in good standing and in full force and effect. The Certificates of Authority will be maintained unencumbered, in good standing and in full force and effect through the Closing Date. Between January 1, 2010 and the date of this Agreement, neither the Company, nor any of its

Subsidiaries, has been subject to any market conduct exams by any insurance or other regulatory authority.
(C)    Neither the Company nor any of its Subsidiaries writes or has written insurance coverage for or that is applicable to asbestos or environmental risks or exposures, or has incurred any liability for any such risks or exposures, as an underwriter or otherwise.
4.13.    Compliance With Instruments and Laws. Neither the Company nor any of its Subsidiaries is in violation or default of any provision of its Articles or Certificate of Incorporation or Bylaws (or other organizational documents), or in violation of or default, in any material respect, under any note, bond, mortgage, contract, indenture, agreement or instrument to which it is a party or by which it is bound (individually, a “Contract” and, collectively, “Contracts”) or, to the Company’s and each member of the Fasteau Group's knowledge, of any federal or state judgment, order, writ, decree, statute, rule, regulation or restriction applicable to the Company or any of its Subsidiaries, and the Company and each of its Subsidiaries have made all required filings with, and have otherwise complied, in all material respects, with, all Laws to which they are subject.
4.14.    Litigation. There is no action, suit, proceeding, or investigation pending or, to the Company's knowledge and to the knowledge of the Fasteau Group, threatened as of the date of this Agreement, against the Company, any of its Subsidiaries or any of the Selling Shareholders that questions the validity of this Agreement or the Fourth Amended Stockholders' Agreement, or the right of the Company or any of the Selling Shareholders to enter into this Agreement or the Fourth Amended Stockholders' Agreement, or to consummate any of the transactions contemplated hereby or thereby, or that could reasonably be expected to result in a loss to the Company or any of its Subsidiaries (after reinsurance) in excess of $2.5 million or that could reasonably be expected to have, either individually or in the aggregate, any Material Adverse Effect. Except as specified in the Schedule of Exceptions, neither the Company nor any of its Subsidiaries is a party to or, to the knowledge of the Company and the Fasteau Group, named in or subject to any order, writ, injunction, judgment, or decree of any court, government agency, or instrumentality which could have a Material Adverse Effect.
4.15.    Information Delivered to Progressive; Knowledge of Certain Circumstances.
(A)    The written information and materials previously delivered, or to be delivered, to Progressive by or on behalf of the Company or its Subsidiaries and/or the Selling Shareholders was, or will be, prepared in good faith by the Company, such Subsidiary or the Selling Shareholders (as applicable) and, together with the information set forth herein, does not and will not, to the Company's knowledge and to the knowledge of each member of the Fasteau Group, contain any untrue statement of a material fact, nor to the knowledge of the Company or any member of the Fasteau Group does it or will it omit to state a material fact necessary to make the statements herein or therein not misleading.
(B)    Except as set forth in the Schedule of Exceptions, neither the Company nor any member of the Fasteau Group has received any notice of, or is aware of, any event or set of facts or circumstances involving or relating to the Company or any of its Subsidiaries that could reasonably be expected to have or result in a Material Adverse Effect.
4.16.    Title to Property and Assets. Except (i) as specified in the Schedule of Exceptions, (ii) for liens for current taxes not yet delinquent, (iii) for liens imposed by law and incurred in the ordinary course of business for obligations not past due to laborers, materialmen and the like, (iv) for liens in respect of pledges or deposits under workers' compensation or state insurance laws or similar legislation or (v) for minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property, the Company and its Subsidiaries have good and marketable title to all of their respective properties and assets free and clear of all Encumbrances.
4.17.    Financial Statements; Internal Controls.
(A)    The Company has delivered to Progressive audited consolidated financial statements (balance sheet, statement of income, statement of stockholders' equity and statement of cash flows) of the Company and its Subsidiaries at December 31, 2013 and for the fiscal year then ended (the “2013 Financial Statements”). The 2013 Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The 2013 Financial Statements fairly and accurately present, in all material respects, the consolidated financial condition, operating results and cash flows of the Company and its Subsidiaries as of December 31, 2013, and for the twelve-month period then ended, and is free of material errors, misstatements and omissions. Except as set forth in the 2013 Financial Statements and as specified in the Schedule of Exceptions, the Company and its Subsidiaries have no material liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business subsequent to December 31, 2013, which, individually and in the aggregate, are not material to the financial condition or operating results of the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries maintain and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.
(B)    The Company has delivered to Progressive unaudited consolidated financial statements (balance sheet, statement of income, statement of stockholders’ equity and statement of cash flows) of the Company and its Subsidiaries at September 30, 2014 and for the three- and nine-month periods then ended (the “Third Quarter Financial Statements”). The Third Quarter Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with the

2013 Financial Statements. The Third Quarter Financial Statements fairly and accurately present in all material respects the consolidated financial condition, operating results and cash flows of the Company and its Subsidiaries as of September 30, 2014, and for the three- and nine- month periods then ended, and are free of material errors, misstatements and omissions. Except as set forth in the Third Quarter Financial Statements and as specified in the Schedule of Exceptions, the Company and its Subsidiaries had no material liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business subsequent to September 30, 2014, which, individually and in the aggregate, are not material to the financial condition or operating results of the Company and its Subsidiaries taken as a whole.
(C)     The 2014 Financial Statements to be prepared by the Company pursuant to Section 2.2 (B), when delivered to Progressive, will have been prepared in accordance with GAAP applied on a consistent basis with the Company's 2013 Annual Statements, and will fairly and accurately present, in all material respects, the consolidated financial condition, operating results and cash flows of the Company and its Subsidiaries as of December 31, 2014, and for the twelve-month period then ended, and will be free of material errors, misstatements and omissions. Except as set forth in the 2014 Financial Statements, the Company and its Subsidiaries will have no material liabilities, contingent or otherwise as of December 31, 2014.
(D)     Since December 31, 2013, there has not been, and from the date hereof through the Closing Date, there will not be, any contribution or other addition to the consolidated stockholders' equity of the Company and its Subsidiaries, or any transaction that has or will have the purpose or effect of increasing the consolidated stockholders' equity of the Company and its Subsidiaries, other than income generated by the Company's Subsidiaries in the ordinary course of their respective property and casualty insurance businesses and recurring income and realized and unrealized capital gains in the investment portfolios of the Company and its Subsidiaries.
(E)    Neither the Company nor any of its Subsidiaries is a party to or bound by any note, bond, debenture or other agreement or instrument that contains any provision pursuant to which the rights or obligations of the Company or any of its Subsidiaries, as applicable, thereunder are or can be accelerated or are or can be in any manner altered as a result of any change in control of the Company or any such Subsidiary; nor would the acquisition of control of the Company or any of its Subsidiaries by Progressive or any of its Affiliates constitute a breach of or default under, or require the payment of any additional license fee or other sum under, any software license or other agreement or instrument to which the Company or any of its Subsidiaries is subject or bound.
(F)    The Company and its Subsidiaries maintain a system of internal control that is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP or statutory financial principles, as applicable, and in accordance with a recognized framework of internal control. To the knowledge of the Company and each member of the Fasteau Group, there are no material weaknesses or significant deficiencies in such system of internal control. Each of the Subsidiaries has duly complied with, and is currently in compliance with, the provisions of the NAIC’s Model Audit Rule and has taken all actions, and has made all filings with the appropriate state insurance regulatory bodies required under that Rule.
4.18.    Absence of Certain Changes. Except as specified in the Schedule of Exceptions, since December 31, 2013, there has not been:

(A)     Any change in the assets, liabilities, financial condition, or operating results of the Company and its Subsidiaries from that reflected in the 2013 Financial Statements, except changes in the ordinary course of business that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(B)     Any damage, destruction or loss, whether or not covered by insurance, affecting the business, operations, properties, assets, prospects, or financial condition of the Company and its Subsidiaries that could reasonably be expected to have a Material Adverse Effect;
(C)     Receipt of any notice that there has been or will be any regulatory or other governmental investigation, proceeding or adverse action involving the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, or the revocation, suspension or material restriction of any significant permit, license or Certificate of Authority, held by the Company or any of its Subsidiaries;
(D)     Any action, suit or proceeding filed, or to the knowledge of Company or any member of the Fasteau Group threatened, against the Company or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
(E)     Any declaration, setting aside, or payment of any dividend or other distribution of the Company's assets in respect of any of the Company's capital stock or other securities, or any direct or indirect redemption, purchase, or other acquisition of any of such stock or other securities by the Company or any of its Subsidiaries;
(F)     Any other event, condition or circumstance of any character that has had or could reasonably be expected to have a Material Adverse Effect;
(G)    The issuance of any Company Stock or other securities of the Company or any of its Subsidiaries (except for the issuance of shares upon the exercise of any of the Options disclosed in Exhibit D), or the granting or issuance of any warrant, option or other right to subscribe for, purchase or otherwise acquire any shares of the Company Stock or other securities of the Company or any of its Subsidiaries or any contribution to the capital of the Company or any of its Subsidiaries; or
(H)    The cancellation, revocation or expiration (without renewal) of any policy of reinsurance issued to the Company or any of its Subsidiaries or any threat of such cancellation or revocation, or the repudiation by any reinsurer of any of its obligations under any such policy of reinsurance.
4.19.    Tax Returns and Payments.
(A)    The Company and its Subsidiaries have timely filed with the appropriate Government Authorities all tax returns and reports (federal, state, local and foreign) required by law. All such returns and reports are true and correct in all material respects and properly reflect the tax liability of the Company or the Subsidiary, as applicable. All Taxes applicable to the businesses or operations of the Company and its Subsidiaries or in respect of any of their assets through September 30, 2014, have been fully paid or reserved or accrued in the Third Quarter Financial Statements. All Taxes attributable to the businesses or operations of the Company and its Subsidiaries or in respect of any of their assets through the First Reference Date will have been paid at that time or reserved or accrued in the 2014 Financial Statements. None of the federal, state, local or foreign tax returns of the Company or any of its Subsidiaries have been examined or audited, or are currently under examination or audit, by the Internal Revenue Service or other Government Authority.
(B)    Since the date of the Third Quarter Financial Statements, the Company and its Subsidiaries have made adequate provisions on their books of account for all Taxes with respect to their respective businesses, properties, assets and operations for such period. The Company and the Subsidiaries have withheld or collected from each payment made to each of their respective employees and independent contractors (if applicable), the amount of all applicable Taxes (including, but not limited to, federal income taxes and federal unemployment taxes) required to be withheld or collected therefrom, and have paid the same to the proper tax receiving officers or authorized depositories.
4.20.    Reinsurance. Except for risks wholly or partially retained by the applicable ARX Company, as outlined in Exhibit G, all insurance policies written by the Company and the Subsidiaries at any time, including all policies in effect on the date of this Agreement, and all policies issued by the Company or any of its Subsidiaries that have previously terminated or been terminated (including, without limitation, by cancellation, by nonrenewal, or by declining to offer or accept renewal) are, with respect to policies in effect on the date of this Agreement, or have been, with respect to policies that have terminated or been terminated, reinsured by substantial reinsurers (a) with a current Financial Strength rating of A- or better by A.M. Best Company or with a current Financial Strength rating of A- or better by Standard & Poor’s Financial Services or (b) that have fully collateralized their obligations. Exhibit G hereto contains a general description of the structure of the reinsurance programs maintained by the Company and its Subsidiaries (each, an “ARX Company”) since January 1, 2010, and a list of all Reinsurance Agreements to which any ARX Company is or has been a party since that date. Exhibit G sets forth, for each such Reinsurance Agreement, the name of each reinsurer thereunder, the term of the applicable Reinsurance Agreement, the termination date, if any, of the Reinsurance Agreement, the nature of the reinsurance provided, the risks reinsured, the amount or percentage of the risk reinsured (including any aggregate limits) and the amount or percentage of the risk retained by the applicable ARX Company and for each Reinsurance Agreement if a reinstatement is required. All of such Reinsurance Agreements have been duly executed and delivered, are, with respect to policies in effect on the date of this Agreement, in full force and effect, and are enforceable against each ARX Company and reinsurer that is a party thereto or bound thereby, subject to the Enforceability Exceptions. To the knowledge of the Company and each member of the Fasteau Group, none of the ARX Companies or any of the reinsurers under any such Reinsurance Agreement is currently in default under, or in violation of, any of the provisions of any such Reinsurance Agreement. None of such reinsurers has denied coverage or repudiated any of its obligations under any such Reinsurance Agreement or has given the Company or any Subsidiary notice, orally or in writing, of any alleged default or non-compliance thereunder or of any proposed termination, lapse, or material modification thereof, and none of the Reinsurance Agreements may lapse without notice to Company or a Subsidiary. The Company is not aware of any event, condition, occurrence or circumstance that could be deemed to be a default or event of default under any such Reinsurance Agreement, with the giving of notice, lapse of time or otherwise.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PROGRESSIVE
Progressive hereby represents and warrants to the Company and the Selling Shareholders that:
5.1.    Organization and Standing. Progressive is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and has all necessary power and authority to own its property and assets and to conduct its business as currently conducted.
5.2.    Authorization. Progressive has full power and authority to enter into this Agreement and the Fourth Amended Stockholders’ Agreement and to perform all of its obligations hereunder and thereunder. Progressive has taken all action necessary to authorize its execution and delivery of this Agreement and the Fourth Amended Stockholders’ Agreement, and the performance by Progressive of all of its obligations hereunder and thereunder, and this Agreement and the Fourth Amended Stockholders’ Agreement, when executed and delivered, will constitute valid and legally binding obligations of Progressive, enforceable in accordance with their terms, subject to the Enforceability Exceptions.
5.3.    Absence of Conflict. Neither the execution and delivery of this Agreement and the Fourth Amended Stockholders’ Agreement by Progressive, nor the performance by Progressive of any of its obligations hereunder or thereunder, (i) conflicts with or results in, or will conflict with or result in, a breach or violation of any article, by-law, regulation, judgment, decree, order, writ, injunction, statute, rule or regulation applicable to Progressive, or (ii) conflicts with or constitutes, or will conflict with or constitute, a default under or a breach or violation of any of the terms of any note, bond, mortgage, deed, indenture, instrument or agreement to which Progressive is a party or by which Progressive, or any of its assets or property, is bound.
5.4.    Governmental and Third Party Consents. No consent, approval, qualification, order or authorization of, or filing with, any Governmental Authority or other public or private party is required on the part of Progressive in connection with Progressive’s valid execution, delivery or performance of this Agreement and the Fourth Amended Stockholders’ Agreement, except (a) the filing of a premerger notification report, and any related information, documents or materials, by Progressive under the HSR Act, and (b) any filings required to be made by Progressive with the Delaware, Florida or Texas Departments of Insurance or any other regulatory authority which is charged with regulating or supervising the Company or any of its Subsidiaries in each jurisdiction in which the Company or any of its Subsidiaries conducts insurance business or holds a license to conduct such business.
5.5.    Purchase Entirely for Own Account. This Agreement is made in reliance upon Progressive's representation to the Selling Shareholders, which by Progressive's execution of this Agreement Progressive hereby confirms, that the Shares to be purchased by Progressive hereunder will be acquired for investment for Progressive's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Progressive has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Progressive further represents that Progressive does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.
5.6.    Reliance Upon Progressive’s Representations. Progressive understands that the Shares are not registered under the Securities Act based on an exemption from registration, and that the Selling Shareholders’ reliance on such exemption is predicated on Progressive’s representations set forth herein.
5.7.    Receipt of Information. Progressive further represents that Progressive has had an opportunity to ask questions and receive answers from the Company and the Selling Shareholders regarding the business, properties, prospects, and financial condition of the Company and its Subsidiaries. The foregoing, however, does not limit or modify the representations and warranties of the Company or the Selling Shareholders in this Agreement or the right of Progressive to rely thereon.
5.8.    Investment Experience. Progressive represents that it is experienced in evaluating various kinds of investments and acknowledges that it is able to fend for itself, can bear the economic risk of an investment in the Shares, and has such knowledge and experience in financial and business matters that Progressive is capable of evaluating the merits and risks of an investment in the Shares.
5.9.    Accredited Investor. Progressive is an “Accredited Investor,” as that term is defined in Rule 501(a) promulgated by the Securities and Exchange Commission under the Securities Act.
5.10.    Restricted Securities. Progressive understands that the Shares (and any shares of Common Stock issued upon any conversion thereof) may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely. In particular, Progressive is aware that the Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about the Company. Such information is not now available and the Company has no present plans to make such information available.
5.11.    Legends. To the extent applicable, each certificate or other document evidencing any of the Shares shall be endorsed with the following legends:
(A)     The following legend under the Securities Act:
“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED EXCEPT (i) IN COMPLIANCE WITH THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES OR ‘BLUE SKY’ LAWS AND (ii) PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY,

QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.”
(B)     Any legend imposed or required by the Company's Bylaws or applicable state securities laws or any stockholders’ agreement to which Progressive is a party.
5.12.    Absence of Certain Litigation. There is no action, suit, proceeding, or investigation pending or, to the knowledge of Progressive, threatened as of the date of this Agreement, against Progressive that questions or challenges the validity of this Agreement or the Fourth Amended Stockholders’ Agreement or the right of Progressive to enter into this Agreement or the Fourth Amended Stockholders’ Agreement or to consummate any of the transactions contemplated hereby or thereby, including its purchase of Shares as herein provided.
5.13.    No Other Agreements. Except as contemplated by this Agreement, the Third Amended Stockholders’ Agreement or the Fourth Amended Stockholders’ Agreement as of the date hereof, and, except as contemplated by Section 7.5 as the Closing, Progressive has not entered into any other agreements or arrangements with any Selling Shareholder or Remaining Stockholder with respect to the Shares, or other securities of the Company, or the transactions contemplated by this Agreement.
5.14.    Financial Ability. Progressive has and on the Closing Date will have sufficient funds available to purchase the Shares on the terms contemplated by this Agreement, to consummate the other transactions to be completed at Closing, as contemplated by this Agreement, and to pay all associated costs and expenses required to be paid by Progressive pursuant to the terms of this Agreement.
ARTICLE VI
COVENANTS OF THE COMPANY
6.1.    The Company covenants and agrees that prior to the Closing Date:

(A)     No amendment to or change in the Certificate of Incorporation, Bylaws or Certificate of Designation of the Company, or to or in any of the organizational documents of any of its Subsidiaries, will be made or initiated without the prior written consent of Progressive and the Selling Shareholders.
(B)    The Company will not issue or agree to issue any stock or other securities, or any debt, warrant, option or any other right or instrument that is exercisable for or convertible into any stock or other securities of the Company, in connection with a merger, consolidation, acquisition or otherwise (other than the issuance of shares of Company Stock upon and pursuant to the exercise of any Options listed on Exhibit D), enter into or effectuate any transaction that could alter the conversion rate or price of the Series A Preferred Stock, or declare or pay, or agree to declare or pay, any dividend or distribution in respect of Company Stock or other securities of the Company, or repurchase or agree to repurchase any shares of Company Stock or other securities of the Company.
(C)    The Company and each of its Subsidiaries shall duly observe and comply in all material respects with all Laws relating to the conduct of their businesses or to their properties or assets.
(D)    Each of the Company and its Subsidiaries shall maintain in full force and effect its corporate existence, and use all commercially reasonable efforts to maintain all franchises, licenses, permits, Certificates of Authority and other rights, including without limitation all rights in or to use all patents, processes, technologies, licenses, trademarks, trade names or copyrights owned, licensed or possessed by the Company or any Subsidiary that is necessary to or useful in the conduct of its business, and shall use all commercially reasonable efforts to keep in full force and effect and in good standing all of the Reinsurance Agreements listed on Exhibit G and to maintain a good business relationship with each of its reinsurers.
(E)     (i) The Company will, and will cause each of its Subsidiaries to, conduct its business only in the ordinary course consistent with past practice, (ii) the Company will not, and the Company will cause each of its Subsidiaries not to, take any action or enter into any material transaction other than in the ordinary course of business consistent with past practice, and (iii) the Company will, and will cause each of its Subsidiaries to use commercially reasonable efforts to preserve intact its current business organization and reputation, keep available the services of its current officers and employees, preserve its relationships with customers, suppliers, government officials, regulatory authorities and others having business dealings with it, with the objective that their goodwill and ongoing businesses shall be unimpaired at the Closing Date.
(F)     Without the prior written consent of Progressive and each of the Selling Shareholders, the Company will not, and will not permit any of its Subsidiaries to (i) increase in any manner the compensation or fringe benefits of any of its directors, officers or employees, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries, taken as a whole, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, pension or employment plans, agreements or arrangements of the Company or any of its Subsidiaries, as in effect on the date hereof, to any such director, officer or employee, whether past or present, that, in the aggregate, result in a material increase in benefits or compensation expense to the Company and its Subsidiaries, taken as a whole, (iii) enter into any new or amend any existing employment agreement with any such director, officer or employee, (iv) enter into any new or amend any existing severance agreement with any such director, officer or employee, except for severance agreements in the ordinary course of business consistent with past practice that in the aggregate do not and will not result in a material increase in the benefits or compensation expense to the Company and its Subsidiaries, taken as a whole, or (v) except as may be required to comply with applicable law, become obligated under any new pension plan or arrangement, welfare plan or arrangement, multiemployer plan or arrangement, benefit plan or arrangement, severance plan or arrangement, or similar plan or arrangement, which was not in existence on the date hereof or a renewal of any such plan or arrangement that is effective on the date hereof, or amend, modify or supplement any such plan or arrangement in existence on the date hereof if such action would have the effect of enhancing or accelerating any benefits thereunder.
(G)    The Company will not, and will not permit any of its Subsidiaries to, make any acquisition, by means of merger, consolidation, purchase of a substantial equity interest in or a substantial portion of the assets of, or otherwise, of any business or corporation, partnership, association or other business organization or division thereof.
(H)    Other than borrowings under existing credit facilities or other borrowings in the ordinary course (but in all cases only in the aggregate at any time outstanding up to $1,000,000 of additional borrowings after the date hereof) or borrowings disclosed in the Schedule of Exceptions, without Progressive’s prior written consent (and, until December 31, 2014, the prior written consent of the Selling Shareholders) the Company will not, and will not permit any of its Subsidiaries to, incur any indebtedness for borrowed money, or guarantee any indebtedness or other obligation or enter into any lease or other commitment other than in the ordinary course of business consistent with past practices, or make any loans, advances or capital contributions to, or investments in, any other Person (other than to any Subsidiary of the Company).

(I)    The Company will promptly notify Progressive and each of the Selling Shareholders if, prior to the Closing Date, any litigation or governmental investigation is instituted or threatened against the Company or any of its Subsidiaries (other than ordinary course claim litigation in the ordinary course of business, but excluding any bad faith or other extra-contractual claims that the Company views as non-substantive), or any other event occurs, that has had or could reasonably be expected to have a Material Adverse Effect.
6.2.    Directors’ and Officers’ Insurance. The Company shall (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors' and officers' liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Company may substitute therefor policies of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Closing Date "tail" insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Closing Date (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Company be required to expend an annual premium for such coverage in excess of one hundred fifty percent (150%) of the last annual premium paid by the Company for such insurance prior to the date of this Agreement, which amount is set forth the Schedule of Exceptions (the "Maximum Premium"). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Company will obtain that amount of directors' and officers' insurance (or "tail" coverage) obtainable for an annual premium equal to the Maximum Premium.
ARTICLE VII
OTHER AGREEMENTS BETWEEN THE PARTIES
7.1.    Fourth Amended Stockholders’ Agreement. At the Closing, immediately after and subject to the acquisition by Progressive of all of the Shares of the Selling Shareholders that are not members of the Fasteau Group, the Company, Progressive, the Fasteau Group and other Remaining Stockholders will enter into the Fourth Amended Stockholders' Agreement, substantially in the form of Exhibit H hereto, which Agreement will be conditioned on and become effective as of the Closing (or such other date as may be specified therein). Each member of the Fasteau Group hereby agrees to execute and deliver, or cause to be delivered, executed counterparts to the Fourth Amended Stockholders' Agreement contemporaneously with the execution and delivery of this Agreement to be held by Progressive in escrow pending the execution and delivery of the Fourth Amended Stockholders’ Agreement at the Closing as contemplated by this Agreement.
7.2.    Extinguishment of Certain Provisions; Suspension of Certain Rights.
(A)    Effective as of the Closing, Sections 7.1, 7.2, 9.4, 9.5, 9.6 and 9.7 of the 2012 Purchase Agreement will be extinguished in their entirety and no longer of any force or effect.
(B)    In addition, and in consideration of the covenants and agreements made hereunder, Flexpoint and New Capital agree not to exercise the redemption rights granted to them under Section 4.10 of the Third Amended Stockholders’ Agreement prior to the date this Agreement is terminated in accordance with its terms. If this Agreement is terminated, such right shall be fully exercisable in accordance with the terms of Section 4.10 of said Agreement if Flexpoint or New Capital, as applicable, is then a shareholder of the Company.

7.3.    Due Diligence.
(A)    From the date hereof and until and through the Closing or termination of this Agreement, the Company shall (and shall cause each of its Subsidiaries to) afford to Progressive, including its officers, employees, counsel, accountants and other authorized representatives (“Progressive Representatives”), reasonable access, during normal business hours, to all of the Company's and its Subsidiaries' assets, properties, financial statements, papers, files, contracts, documents, books and records (including without limitation, the work papers of independent accountants) and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Progressive Representatives, upon request, all information concerning its organization, ownership, business, operations, assets, properties, personnel and affairs as may reasonably be requested, and access to all of its personnel and representatives (including its independent accountants), provided that neither the investigation conducted pursuant to this Section 7.3, nor Progressive's review of the 2014 Financial Statements and Closing Balance Sheet nor any resulting adjustments made therein, shall affect or be deemed to modify, compromise or negate any of the representations or warranties made by the Company or any of the Selling Shareholders under this Agreement. Notwithstanding the foregoing, the Company shall not be required to provide access to or to disclose information where such access or disclosure could jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or contravene applicable Law, any fiduciary duty or any binding confidentiality agreement or arrangement existing as of the date hereof.

(B)    Subject to the requirements of law, Progressive will keep confidential, and will cause the Progressive Representatives to keep confidential, all information and documents obtained pursuant to this Section 7.3 except as otherwise consented to by the Company; provided, however, that Progressive shall not be precluded from making any disclosure which it deems required by law in connection with the transactions contemplated by this Agreement. If Progressive is required to disclose any information or documents pursuant to the immediately preceding sentence, Progressive shall promptly give written notice of such disclosure that is proposed to be made to the Company so that the parties can work together to limit the disclosure to the greatest extent possible and, in the event that Progressive is legally compelled to disclose any information, to seek a protective order or other appropriate remedy or both. Upon any termination of this Agreement, Progressive will collect and return to the Company all documents obtained pursuant to this Section 7.3 or otherwise by it or any of the Progressive Representatives then in their possession and any copies thereof.
7.4.    Confirmations and Signatures. From the date hereof and through the 15th Business Day following the date of this Agreement, the Company shall use its reasonable best efforts to obtain, from each current party to the Third Amended and Restated Stockholders’ Agreement other than the Selling Shareholders and the stockholders identified in Section 8.1(B), (i) confirmation that Section 3.7 of the Third Amended and Restated Stockholders’ Agreement is not applicable to the transactions contemplated hereby, and (ii) a signature page to the Fourth Amended and Restated Stockholders’ Agreement, to be held in escrow as provided by Section 7.1.
7.5.    Additional Sellers. From the date hereof and through the Closing, Progressive may, but shall not be obligated to, enter into one or more agreements with stockholders of the Company pursuant to which Progressive would purchase from such stockholders additional shares of the

Company’s capital stock, not to exceed 5,000 shares of Company Stock at a per share purchase price equal to the Purchase Price Per Share. The Company and each Selling Shareholder consent to any such sale by a stockholder and purchase by Progressive for purposes of, and waive any rights they may have related to such transaction under, the Third Amended Stockholders’ Agreement.
7.6.    Consideration. Progressive covenants and agrees that, except as contemplated by Article IX, it will not provide to any Selling Shareholder for such Selling Shareholder’s Shares or otherwise, pursuant to or in connection with the transactions contemplated by this Agreement, any consideration (measured on a per Share basis) in excess of the Purchase Price Per Share.
ARTICLE VIII
WAIVERS AND GOVERNMENTAL APPROVALS
8.1.    Consents and Waivers.
(A) The Company and each of the Selling Shareholders hereby consent to the Company’s execution of this Agreement and the Fourth Amended Stockholders’ Agreement, and hereby, unless and until this Agreement has been terminated in accordance with its terms, irrevocably waive any and all rights that it/he may have to receive notice of and/or to participate in or pre-empt the sale of Shares to Progressive provided for hereunder, including (without limitation) any and all rights of first refusal, rights of first offer, co-sale rights, tag-along rights and/or any and all other rights that it/he may have that may be triggered by or applicable to the sale of Shares to Progressive as provided herein, including, without limitation, any and all such rights that it/he may have or have had under Article III of the Third Amended Stockholders' Agreement; provided, however, that if this Agreement is terminated, Flexpoint and New Capital shall not be deemed to have waived any rights under Section 4.10 of the Third Amended Stockholders’ Agreement, all of which rights shall continue in accordance with Section 4.10 of the Third Amended Stockholders’ Agreement.

(B)    Prior to or simultaneously with the execution of this Agreement, the Company, ARX Executive Holdings, LLLP, PCI, Fasteau Insurance Holding II, LLC, John F. Auer and Kevin R. Milkey shall execute and deliver to Progressive (i) a Consent and Waiver of ARX Holding Corp. and Certain Stockholders, waiving any rights that they may have in connection with the sale of Shares provided for in this Agreement, and (ii) counterparts to the Fourth Amended and Restated Stockholders’ Agreement, to be held in escrow as provided in Section 7.1.
8.2.    Filings and Authorizations. Each of the Company and Progressive will proceed diligently and in good faith and will use their reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (a) make, or cause to be made, all such other filings and submissions as may be required to consummate the transactions contemplated hereby in accordance with the terms of this Agreement, (b) obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all entities, persons and/or governmental authorities that are necessary to be obtained in order to consummate such transactions, as set forth in Section 10.1 of the Schedule of Exceptions, and (c) take, or cause to be taken, all other actions necessary, proper or advisable in order to fulfill their respective obligations hereunder.
8.3.    Third Party Consents. Between the date hereof and the Closing Date, the Company, each of the Selling Shareholders and Progressive shall use their respective best efforts to obtain at the earliest practicable date, and prior to the Closing Date, all consents and agreements of third parties necessary for the performance by the Company, the Selling Shareholders and Progressive of their respective obligations under this Agreement or the consummation of the transactions contemplated hereby.

8.4.    HSR Act. Following the execution and delivery of this Agreement, the Company and Progressive shall prepare, file or supply, or cause to be prepared, filed or supplied, all notifications, reports, materials and other information required to be filed or supplied pursuant to the HSR Act in connection with the transactions contemplated by this Agreement. In addition to and not in limitation of the foregoing, each of Progressive and the Company will (w) take promptly all actions necessary to make the filings required of Progressive and the Company or their Affiliates under the HSR Act, (a) comply at the earliest practicable date with any request for additional information received by such party or its Affiliates from the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “Antitrust Division”) pursuant to the HSR Act, (b) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general and (c) request early termination of the waiting period under the HSR Act.
8.5.    State Insurance Department Approvals. (a) Promptly after execution of this Agreement, Progressive shall use its reasonable best efforts to prepare, assemble and file, at its own cost and expense, with the Florida, Delaware and Texas Departments of Insurance, and, if required, any other insurance regulatory authority that is charged with supervising or regulating the insurance businesses of the Company and its Subsidiaries (as set forth in Section 10.1 of the Schedule of Exceptions), applications seeking each such Department’s consent to and/or approval of the transactions provided for herein, including the transfer to Progressive of control of the Company and its Subsidiaries, or for an exemption from any such consent or approval requirement. The parties hereto agree to fully cooperate with each other in the preparation of such applications, the furnishing of all information, testimony, documents and data required in connection therewith and in the diligent prosecution of the same.
(b) Subject to Section 8.6, if any such application relating to an authorization listed in Section 10.1 of the Schedule of Exceptions shall be denied, in whole or in part, by any such regulatory authority, or if any such regulatory authority attempts or threatens to prevent the consummation of the transactions provided for herein, Progressive shall continue to prosecute such application until either all administrative remedies have been exhausted or the Termination Date has passed, whichever occurs first. If such application is finally denied, or if the Closing has not been consummated on or prior to the Termination Date, Progressive shall promptly notify the Company and the Selling Shareholders of its election to (i) to the extent legally permissible in light of such denial(s) or delay(s), and, subject to the Parties’ respective conditions set forth in Articles X-XII, acquire the Shares and otherwise consummate all of the transactions provided for in this Agreement, or (ii) declare this Agreement to be terminated, in which event the terms of Section 13.2 will apply.
8.6.    Best Efforts. Progressive agrees to use commercially reasonable best efforts to obtain all of the necessary authorizations, consents and/or approvals described in Sections 8.4 and 8.5 hereof.

ARTICLE IX
TREATMENT OF CERTAIN PAYMENTS OR DISTRIBUTIONS
9.1.    After Flexpoint or New Capital (together, “Investor Stockholders” or individually, an “Investor Stockholder”) has received cash payments and/or Marketable Securities for its Shares with respect to which such Investor Stockholder has obtained an IRR of 35%, then, at the Closing, such Investor Stockholder shall pay pro rata to the Stockholders specified in Exhibit I attached hereto, an aggregate amount equal to 10% of the amount of all cash payments and Marketable Securities received by such Investor Stockholder with respect to such Shares in excess of those providing such Investor Stockholder with an IRR of 35% (such aggregate amount, the “Special Payment”); provided, however, that the Special Payment shall be reduced by, and each Investor Stockholder shall deduct and retain from the Special Payment, an amount of cash equal to the product of (i) the maximum aggregate U.S. federal, state and local capital gain tax rate applicable to any direct or indirect partner in Flexpoint or New Capital then in effect under the Internal Revenue Code of 1986, as amended, and any corresponding provision of state or local law (and including an successor provisions thereto), and (ii) the Special Payment. The Investor Stockholders will only be required to pay any amounts pursuant to this Section 9.1 to one (1) account or recipient designated in writing by the Company and the Company shall be responsible for any further payments or distributions to the Stockholders specified in Exhibit I.
9.2.    “IRR” means, as of any measurement date, with respect to the Investor Stockholders, the interest rate (compounded annually) which, when used as the discount rate to calculate the net present value as of December 15, 2006 of the sum of (i) the aggregate amount of all cash Distributions, excluding all Adjusted Tax Distributions (as defined in the SHH LLC Agreement), made to the Investor Stockholders on or prior to such measurement date with respect to their Shares and their Class A membership units in SHH (collectively, “Investor Distributions”), (ii) the aggregate cash proceeds (that have not been included in Investor Distributions) received by the Investor Stockholders in the sale of their Shares (collectively, “Equity Proceeds”), (iii) the aggregate amount of all Capital Contributions made by the Investor Stockholders on or prior to such measurement date with respect to their Shares and Class A membership units in SHH (collectively, “Investor Contributions”), and (iv) the Fair Market Value of any Marketable Securities received by the Investor Stockholders in the sale of their Shares (collectively, “Marketable Securities Proceeds”), causes such net present value to equal zero. For purposes of the net present value calculation, (A) Investor Distributions, Equity Proceeds and Marketable Securities Proceeds shall be positive numbers, (B) the Investor Contributions shall be negative numbers and (C) all Investor Distributions, Equity Proceeds, Marketable Securities Proceeds and Investor Contributions shall be deemed to have been made on the date when actually paid or received.
9.3.    The “Fair Market Value” of any assets to be valued under this Agreement shall be determined in accordance with this Section 9.3. The Fair Market Value of any asset constituting cash or cash equivalents shall be equal to the amount of such cash or cash equivalents. The Fair Market Value of any asset constituting Marketable Securities shall be the average, over a period of 21 days consisting of the date of valuation and the 20 consecutive business days prior to that date, of the average of the closing prices of the sales of such securities on the primary securities exchange on which such securities may be at that time be listed, or, if there have been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchanges at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted in the Nasdaq System as of 4:00 P.M., New York time, or, if on any day such securities are not quoted in the Nasdaq System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization; provided that if such determination is made within 20 days of an initial public offering, the Fair Market Value of such publicly traded securities shall be the price at which such securities were sold to the public pursuant to such initial public offering.
9.4.    In the case of any conflict or inconsistency between this Article IX and Section 4.9 of the Third Amended Stockholders’ Agreement with respect to the matters covered hereby (including as to the interpretation or enforceability of such provisions), the terms of the Third Amended Stockholders’ Agreement shall prevail and govern such matters; provided that the terms of this Article IX shall apply notwithstanding any termination of the Third Amended Stockholders’ Agreement. The Parties may, by mutual written agreement, arrange for any amounts required to be paid pursuant to Section 9.1 to be settled through the adjustment of the amounts payable by Progressive at the Closing pursuant to Article II rather than through the payment mechanics set forth in Section 9.1; provided that in no event will any such arrangement alter to increase the aggregate amount Progressive is required to pay to all Selling Shareholders hereunder.

ARTICLE X
CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT
THE PURCHASE OR SALE OF THE SHARES
The obligations of the Parties under this Agreement are subject to the fulfillment or written waiver on or before the Closing Date of each of the following conditions:
10.1.    Any applicable waiting period under the HSR Act shall have expired or been terminated and all other governmental, regulatory and administrative consents and approvals (including without limitation, those described at Article VIII) required for the consummation of the transactions contemplated hereby, the sale to and retention by Progressive of the Shares, the acquisition by Progressive of majority control of the Company and its Subsidiaries that are set forth in Section 10.1 of the Schedule of Exceptions shall have been obtained, and the parties shall have complied with all related notice, declaration, filing and other governmental or regulatory requirements.
10.2.    No claim, investigation, proceeding or litigation, either administrative or judicial, shall be initiated or pending against Progressive, the Company or any of its Subsidiaries or any of the Selling Shareholders (a) for the purpose of enjoining, delaying or preventing the consummation of the transactions contemplated by this Agreement, (b) which alleges that this Agreement, or the consummation of the transactions contemplated hereby, is improper or illegal or (c) which, if decided adversely, would prevent Progressive from purchasing or retaining the Shares, or acquiring and owning a controlling interest in each of the Company and its Subsidiaries.
10.3.    There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction or other Governmental Authority that restrains, enjoins or otherwise prohibits consummation of the transactions contemplated hereby.
10.4.    The Purchase Price Per Share shall have been determined pursuant to the procedures set forth in Section 2.2 hereof.

ARTICLE XI
CONDITIONS TO PROGRESSIVE’S OBLIGATIONS AT CLOSING
The obligations of Progressive under this Agreement with respect to the acquisition of Shares of any Selling Shareholder are subject to the fulfillment on or before the Closing of each of the following conditions:
11.1.    Representations and Warranties. Each of the representations and warranties of the Company or such Selling Shareholder that is set forth in Section 3.4, 3.5, 4.3, 4.5, 4.12, 4.18(H), 4.19 or 4.20 shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties have been made on and as of the Closing Date, except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to be materially adverse to the business, operations, results of operations, prospects (as currently contemplated by the Company’s business plan), financial condition, properties or assets (relative to liabilities) of the Company and its Subsidiaries, taken as a whole, or to the ability of such Selling Shareholder to consummate the transactions contemplated to be consummated by such Selling Shareholder under this Agreement.  Each of the other representations and warranties of the Company and/or such Selling Shareholder set forth in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties have been made on and as of the Closing Date.
11.2.    Performance. The Company and such Selling Shareholders shall have performed and complied, in all material respects, with all agreements, covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing and each of the Selling Shareholders will be ready, willing and able to deliver to Progressive stock certificates for the Shares being sold by such Selling Shareholder and all other documents required to be delivered at Closing by such Selling Shareholder.
11.3.    Certificates. Each of the Company and such Selling Shareholder shall have delivered to Progressive a certificate, dated the Closing Date, certifying that each of the applicable conditions set forth in Sections 11.1 and 11.2 have been satisfied with respect to the Company or such Selling Shareholder, as applicable.
11.4.    Preservation of Licenses and Business. There shall not have been any surrender, revocation, material restriction, material adverse modification, suspension or cancellation of any of the significant insurance licenses or authorities held by the Company or any of its Subsidiaries as of the date of this Agreement, except that the Company may, in the ordinary course of business, voluntarily restrict or modify a license or authority provided the modification or restriction will not result in a material adverse change in the financial condition, results of operations, businesses or prospects (as set forth in the Company’s current business plan) of the Company and its Subsidiaries from September 30, 2014, and is otherwise not significant to the Company and its Subsidiaries.
11.5.    No Material Adverse Effect. Since the date hereof, there has not been a Material Adverse Effect.
11.6.    Legal Opinions. The Company and each of the Selling Shareholders shall have furnished to Progressive written opinions of its or his legal counsel, dated as of the Closing Date, addressing the matters referred to in Section 2.3(C)(iv) and (v), as applicable, addressed to Progressive and in the forms specified in Sections 2.3(C)(iv) and (v), as applicable.
11.7.    Third Party Consents. In each instance in which both (i) consent to the sale, and the transfer of title and ownership, of the Shares to Progressive, as herein provided, is required from any third party under any agreement, commitment or understanding to which any Selling Shareholder or the Company or any of its Subsidiaries is subject or bound, and (ii) the failure to obtain such consent prior to the Closing would have a material adverse effect on the ability of such Selling Shareholder to sell its or his Shares to Progressive as contemplated hereunder or a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries taken as a whole, such Selling Shareholder and/or the Company or such Subsidiary (as applicable) shall have secured the written consent of such third party to such sale and transfer.
11.8.    Fourth Amended and Restated Stockholders' Agreement. The Company, each of the Remaining Stockholders and all individuals or entities who will hold immediately after the Closing any shares of Company Stock or any options, warrants or other rights to purchase any shares of

Company Stock shall have executed and delivered, at or prior to the time of Closing, the Fourth Amended Stockholders' Agreement, provided that this condition will be deemed to have been satisfied even if holders of no more than 4,000 Shares of Company Stock (not including any Selling Shareholders), in the aggregate, on a fully converted basis, have not executed and delivered the Fourth Amended Stockholders’ Agreement at the time of Closing.
11.9.    Release of Encumbrance. All Encumbrances on Shares (including any pledge thereof) owned by and to be conveyed by Fasteau Holding, including those described on the Schedule of Exceptions, shall be released at the time of Closing, and all documents relating to such release shall be acceptable to Progressive, in its reasonable judgment.
ARTICLE XII
CONDITIONS TO THE COMPANY’S AND SELLING
SHAREHOLDERS’ OBLIGATIONS AT CLOSING

The obligations of the Company and the Selling Shareholders under this Agreement are subject to the fulfillment or written waiver on or before the Closing of each of the following conditions:
12.1.    Representations and Warranties. The representations and warranties of Progressive contained in this Agreement shall be true and correct as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.
12.2.    Performance. Progressive shall have performed and complied, in all material respects, with all agreements, covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

12.3.    Certificate. Progressive shall have delivered to the Company and the Selling Shareholders a certificate, dated the Closing Date, certifying that each of the conditions set forth in this Article XII has been satisfied.
12.4.    Certain Provisions. The obligations of the Selling Shareholders under this Agreement are further subject to the fulfillment or written waiver on or before the Closing of each of the following conditions: (a) the representations and warranties of the Company that are set forth in Section 4.6 shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for changes resulting from the exercise of Options existing as of the date of this Agreement; and (b) the Company shall have performed and complied in all material respects with its covenants and agreements set forth in paragraphs (A), (B) and (H) of Section 6.1.
ARTICLE XIII
TERMINATION
13.1.    This Agreement may be terminated at any time prior to Closing under any of the following circumstances:
(A)     This Agreement may be terminated by written instrument duly executed by all of the parties hereto.
(B)     This Agreement may be terminated in its entirety by Progressive, at its option, if it is not in material breach of any provisions of this Agreement and any of the Selling Shareholders shall fail to tender its/his Shares at Closing in violation of the terms of this Agreement, or if the Company or any of the Selling Shareholders shall fail to observe or perform, in any material respect, any of its/his other covenants or agreements hereunder, or if any representation or warranty made by the Company or any of the Selling Shareholders shall be false or inaccurate in any material respect, and such failure, falsehood or inaccuracy would give rise to the failure of any of the conditions specified in Article X or Article XI and continues for twenty (20) or more days after its/his receipt of written notice thereof.
(C)     This Agreement may be terminated by the Company or any Selling Shareholder with respect to itself, if such Party is not in material breach of any of the provisions of this Agreement and Progressive shall fail to observe or perform, in any material respect, any of its covenants or agreements hereunder, or if Progressive shall breach, in any material respect, any representation or warranty made by Progressive hereunder, and such failure or breach would give rise to the failure of any of the conditions specified in Section XII and continues for twenty (20) or more days after its receipt of written notice thereof.
(D)     This Agreement may be terminated by Progressive, upon written notice to the Company and the Selling Shareholders, if the consolidated stockholders’ equity of the Company and its Subsidiaries as of December 31, 2014, as reflected in the 2014 Financial Statements delivered to Progressive pursuant to Section 2.2(C), has been overstated by five percent (5%) or more as compared to the consolidated stockholders’ equity of the Company and its Subsidiaries as of December 31, 2014, as set forth in the 2014 Financial Statements, as such 2014 Financial Statements may be adjusted in accordance with Sections 2.2(D)-(F); provided that Progressive shall not be entitled to terminate this Agreement pursuant to this Section 13.1(D) if it fails to raise any objection to the calculation of the consolidated stockholders’ equity of the Company and its Subsidiaries as of December 31, 2014 during the ten (10) Business Day period referred to in Section 2.2(D).
(E)    This Agreement may be terminated by Progressive if the Selling Shareholders, in the aggregate, fail to tender to Progressive, at the Closing, a sufficient number of Shares to give

Progressive, together with Shares currently held by Progressive or any of its Affiliates, an ownership interest of at least 55% of the Company’s equity interests, determined on a Fully Diluted Basis.
(F)     This Agreement may be terminated with respect to any Party upon written notice delivered by such Party to the other Parties if the Closing does not occur on or before July 1, 2015 or such other date as the parties hereto may designate (the “Termination Date”); provided that (i) if, on or prior to such date, any Party brings any legal action in accordance with Section 14.17 to enforce specifically the terms or provisions of this Agreement by any other Party, the Termination Date shall automatically be extended for a period of up to six (6) months during which such action is pending, and (ii) if as of the Termination Date any Objection Notice has been delivered with respect to the 2014 Financial Statements pursuant to Section 2.2(D), then no Party may terminate this Agreement pursuant to this Section 13.1(F) prior to the third Business Day of the calendar month following the month in which the review and dispute resolution process contemplated by Sections 2.2(D)-(F) has been fully and finally completed.
(G)    Progressive shall have the right to terminate this Agreement if, during the course of its due diligence review provided for under Section 7.3 hereof, Progressive has identified or discovered any event, circumstance or condition that, in its reasonable judgment, could reasonably be expected to have a Material Adverse Effect, or that is reasonably likely to materially and adversely affect the future income, cash flow or prospects (as contemplated by the Company’s current business plan) of the Company and its Subsidiaries, taken as a whole, or evidence of significant financial or accounting irregularities (“Adverse Condition”). Some examples (non-exclusive) of an Adverse Condition include: significant unrecorded or potential liabilities, material financial accounting errors that cannot be reconciled, evidence of fraud and loss of significant reinsurance coverage (without obtaining equivalent replacement coverage) or producer relationships. The right under this Section 13.1(G) shall be deemed to have been waived if Progressive does not notify the Company and the Selling Shareholders, in writing, within fifteen (15) Business Days after the date of this Agreement, that it elects to terminate this Agreement due to the existence of an Adverse Condition.
(H)    This Agreement may be terminated by Progressive, upon written notice to the Company and the Selling Shareholders, if the Company does not obtain the executed documents described in Section 7.4 (subject to the proviso set forth in Section 11.8) by the end of the timeframe stated in such Section.
13.2.    Effect of Termination. In the event of termination of this Agreement as provided in Section 13.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except that (a) Section 7.3(B), this Section 13.2 and Article XIV shall survive any termination, and (b) nothing herein shall relieve any Party from liability for any willful and material default under or breach of this Agreement. For purposes hereof, “willful and material default under or breach” means a material default under or breach of this Agreement by a Party as a result of an action or failure to act by such Party that such Party knew, or reasonably should have known, would result in a breach of this Agreement.
ARTICLE XIV
MISCELLANEOUS
14.1.    No Additional Representations. None of the parties to this Agreement shall be deemed to have made any representation or warranty with respect to the subject matter hereof, other than those expressly made by such party in, or in certifications delivered pursuant to the terms of, this Agreement or in the Exhibits or disclosure schedules hereto.

14.2.    Survival of Warranties and Representations; Limitations.
(A)    All of the warranties, representations, covenants and agreements of each of the respective parties contained in or made pursuant to this Agreement shall be deemed renewed by such party on the Closing Date, as if again made at and as of such time, and shall survive the execution and delivery of this Agreement and the Closing for a period of three (3) years, except for the following:
(i)    The representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7(a), 4.1, 4.2, 4.3, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 5.1, 5.2, 5.3 and 5.4 shall have no expiration;
(ii)    The representations and warranties set forth in Section 4.19 shall expire upon the expiration of the applicable statute of limitations; and
(iii)    The covenants and agreements set forth in this Article XIV shall have no expiration, except as expressly set forth therein.
(B)    The representations and warranties made by each member of the Fasteau Group in Article IV are made to the best knowledge of each member of the Fasteau Group, which can be established by evidence that such member has made a reasonable inquiry of the President, Executive Vice President, Vice President-Finance and Accounting and Vice President-General Counsel of the Company, and has received a written response that is supportive with the applicable representations or warranties made.
(C)    For those representations and warranties made by each Selling Shareholder in this Agreement for which actual or best knowledge is required, actual or best knowledge shall mean the individual is actually aware of the fact or matter or reasonably should be aware of such fact or matter given its/his position (or the position of any of its officers, partners, members or controlling shareholders) with the Company.

(D)    Notwithstanding anything provided herein to the contrary, the liability of each Selling Shareholder for a breach or violation of any of the representations or warranties made herein shall not exceed the aggregate sale proceeds of the Shares conveyed by such Selling Shareholder to Progressive hereunder, provided that for liability purposes, Fasteau and the other members of the Fasteau Group shall be considered to be a single entity. Except as expressly provided in this Section 14.2(D) and Section 14.2(E) with respect to members of the Fasteau Group, no Selling Shareholder shall be responsible for or have any liability for the breach of any representation, warranty or covenant made by any other Party, including the Company.
(E)    None of the Company or the Selling Shareholders shall have any liability with respect to any representation or warranty in this Agreement unless Progressive gives written notice to the Company and the Selling Shareholders of the particular claim, describing such claim in reasonable detail, no later than thirty (30) days after expiration of the applicable surviving period, as specified in Section 14.2. Notwithstanding the foregoing, the members of the Fasteau Group shall be deemed to be and shall be treated as a single entity.
(F) Notwithstanding anything to the contrary in this Agreement, no member of the Fasteau Group shall be responsible for, or have any liability for, the breach of any representation, warranty or covenant by any other Selling Shareholder who is not a member of the Fasteau Group.
14.3.    Liability of Selling Shareholders. Except as expressly provided in Sections 14.2(D) and (E) with respect to members of the Fasteau Group, the liabilities of the Selling Shareholders hereunder are several (not joint and several), and each Selling Shareholder shall only be responsible for obligations that relate solely to that Selling Shareholder and the Shares that such Selling Shareholder is to convey hereunder.

14.4.    Limitation of Damages. In no event shall any of the parties hereto, or any of their respective officers, directors, members, partners, employees, agents or representatives, be liable for any consequential, incidental, indirect, remote, speculative, exemplary, special or punitive damages (such as treble damages), or damages arising out of lost profits or loss of revenue, in each case arising out of any breach or violation of any representation, warranty, covenant or agreement set forth in this Agreement or with respect to any other obligation or liability arising out of this Agreement.
14.5.    Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of each of the parties thereto. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement. Neither this Agreement, nor any of the rights or obligations of any of the parties hereunder, may be assigned without the prior written consent of all of the other parties hereto; provided, however, that, without such consent, Progressive may assign any of its rights or obligations hereunder, and ownership of the Shares, to any direct or indirect wholly owned subsidiary of Progressive; provided, further, that no such assignment shall relieve Progressive of its obligations hereunder.
14.6.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In addition to original signatures, signatures may be in the form of facsimile or a .pdf, each of which shall be valid and fully effective for all purposes.

14.7.    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
14.8.    Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall be responsible for all costs and expenses (including, without limitation, all legal, accounting and consulting fees and all tax liabilities) incurred at its/his/her initiative or to which it/he/she may be subject in connection with preparation, negotiation and execution of this Agreement and/or in preparation for the transactions contemplated hereby.
14.9.    Public Disclosure. No press release or similar public announcement or communication will be made concerning the existence, execution, delivery or performance of this Agreement unless the timing, content and method of such disclosure has been previously approved by both Progressive and the Company; provided that, without any such prior approval, each of Progressive and XL or any of their respective Affiliates may make any such disclosures in one or more news release or filings under the Securities Exchange Act of 1934, as amended, as it believes to be required by law or otherwise advisable; provided, further, that none of the Parties shall be required to consult with the others prior to (1) making any communications substantially similar to communications previously issued after consultation with such other Parties, or (1) in the case of a Selling Shareholder, disclosing such information on a confidential basis to its limited partners and members, if applicable.
14.10    Notice. Any notice or other communication required or permitted to be given hereunder shall be hand-delivered, sent by facsimile, electronic mail or overnight courier or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

(a)    If to the Company:
Angel D. Bostick, General Counsel
ARX Holding Corp.
1 ASI Way

St. Petersburg, FL 33702
Fax: (727) 374-0466
Email: abostick@asicorp.org

(b)    If to Progressive :
Charles E. Jarrett, Chief Legal Officer
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, Ohio 44143
Fax: (440) 395-3678
Email: chuck_jarrett@progressive.com

(c)    If to XL Re Ltd.:
XL Re Ltd.
1 Bermudiana Road
Hamilton HM EX Bermuda
Attn: Derrick Irby, Executive Vice President

                 H. Matthew Crusey, SVP and Assistant General Counsel
Fax: (441) 296-9936
Email: matthew.crusey@xlgroup.com

with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: Rajab S. Abbassi

Fax: (212) 728-8111
Email: rabbassi@willkie.com

(d)    If to Fasteau Insurance Holding, LLC:
Fasteau Insurance Holding, LLC
c/o Marc Fasteau
77 Seekonk Cross Road
Great Barrington, MA 01230-1565
marc.fasteau@fulcrum-llc.com and
fasteaumarc@gmail.com

(e)    If to Marc Fasteau, individually, or Marc Fasteau, as Trustee of the Alexis Fasteau 2008 Irrevocable Trust:
Mr. Marc Fasteau
77 Seekonk Cross Road
Great Barrington, MA 01230-1565
marc.fasteau@fulcrum-llc.com and

fasteaumarc@gmail.com

(f)    If to Marc Fasteau, as Trustee of the Marc Fasteau 2012 Irrevocable Trust:
Mr. Marc Fasteau
77 Seekonk Cross Road
Great Barrington, MA 01230-1565
marc.fasteau@fulcrum-llc.com and
fasteaumarc@gmail.com

In the case of clauses (d) – (f), with a copy to (which shall not constitute notice):
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attn:     John A. Marzulli, Jr.
                        David Connolly

                    Fax:     (646) 848-8590
                         (646) 848-4274
Email: jmarzulli@shearman.com
david.connolly@shearman.com

(g)    If to Flexpoint Fund, L.P.
Flexpoint Fund, L.P.
676 N. Michigan Avenue, Suite 3300
Chicago, IL 60611
Attn: Christopher J. Ackerman
Fax: (312) 327-4525
Email: cackerman@flexpointford.com

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL  60654

Attn:  Sanford E. Perl, P.C.

           Mark A. Fennell, P.C.

Fax:  (312) 862-2200
Email: sanford.perl@kirkland.com
mfennell@kirkland.com

(h)    If to New Capital Partners Private Equity Fund, L.P.:
New Capital Partners Private Equity Fund, L.P.
2101 Highland Ave. South
Suite 700
Birmingham, AL 35205
Attn: James B. Little, III
Fax: (205) 939-8402
Email: jlittle@newcapitalpartners.com

with a copy (which shall not constitute notice) to:
Maynard, Cooper & Gale, P.C.

1901 Sixth Avenue North

2400 Regions/Harbert Plaza

Birmingham, AL 35203

Attn: Gregory S. Curran

Fax: (205) 254-1999

(i)    If to Stewart Insurance Holdings, LLLP:
Stewart Insurance Holdings, LLLP
c/o Gregory E. Stewart
1 ASI Way
St. Petersburg, FL 33702
Fax: (727) 374-0466
Email: gstewart.pro@gmail.com

(j)    If to Gregory E. Stewart:
Gregory E. Stewart
1 ASI Way
St. Petersburg, FL 33702
Fax: (727) 374-0466
Email: gstewart.pro@gmail.com
or such other address as shall be furnished in writing by such Party. Notices or other communications shall be deemed given: (i) when sent by electronic mail; (ii) one (1) Business Day after being sent by overnight courier, (iii) three (3) Business Days after being sent by certified, registered, or United States Post Office priority mail; and (iv) when received, for all other methods; provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.
14.11.    Entire Agreement. This Agreement, together with the Exhibits and Schedule of Exceptions attached hereto, constitute and include the complete understanding and agreement between the parties hereto in relation to the subject matter hereof. All prior representations, covenants, undertakings and agreements between any of the parties hereto are of no further force or effect.
14.12.    Rights and Remedies. No right or remedy conferred upon or reserved to any party by this Agreement shall exclude any other right or remedy, but each such right or remedy shall be cumulative and shall be in addition to every other right or remedy hereunder or available at law or in equity.
14.13.    Amendment. Once executed by all of the parties hereto, this Agreement may not be amended or terminated orally, but only by an instrument in writing duly executed by all of the parties hereto.
14.14.    Interpretation and Construction. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Delaware. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.
14.15.    Jurisdiction. The Parties agree that all actions arising out of or relating to this Agreement shall be brought in the United States District Court for the District of Delaware or the Delaware Court of Chancery. Consistent with the preceding sentence, the Parties hereby (a) submit to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) for the purpose of any action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts.
14.16. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
14.17. Specific Performance. The Parties hereto acknowledge and agree that the Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party hereto could not be adequately compensated by monetary damages alone and that the Parties hereto would not have any adequate remedy at Law. Accordingly, in addition to any other right or remedy to which a Party may be entitled, at Law or in equity (including monetary damages), such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.
[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereunder have executed and delivered this Agreement in any number of counterparts, each of which fully executed counterparts shall be deemed an original for all purposes.

THE PROGRESSIVE CORPORATION By:/s/Glenn M. Renwick Name: Glenn M. Renwick Title: President

ARX HOLDING CORP.

By:/s/John F. Auer
Name: John F. Auer
Title: President & CEO

SELLING SHAREHOLDERS:
XL RE LTD. By:/s/Charles Cooper Name: Charles Cooper Title: President and CUO

/s/ Marc Fasteau MARC FASTEAU

FASTEAU INSURANCE HOLDING, LLC

By:    /s/ Marc Fasteau
Name Marc Fasteau
Title Managing Member

MARC FASTEAU, AS TRUSTEE OF THE
ALEXIS FASTEAU 2008 IRREVOCABLE TRUST

By:/s/Marc Fasteau
Marc Fasteau, Trustee

MARC FASTEAU, AS TRUSTEE OF THE
MARC FASTEAU 2012 IRREVOCABLE TRUST

By:/s/Marc Fasteau
Marc Fasteau, Trustee

STEWART INSURANCE HOLDINGS, LLLP

By:/s/Gregory Stewart
Name Gregory Stewart
Title General Partner

/s/Gregory E. Stewart
GREGORY E. STEWART

FLEXPOINT FUND, L.P.
By: Flexpoint Management, L.P.
Its: General Partner

By: Flexpoint Ultimate Management, LLC
Its: General Partner

By:/s/Donald Edwards
Name: Donald Edwards
Title: Manager

NEW CAPITAL PARTNERS PRIVATE
EQUITY FUND, L.P.
By:    New Capital Partners, LLC
Its:    General Partner

By:/s/James B. Little, III
Name James B. Little, III
Title Managing Member

EXHIBIT H TO STOCK PURCHASE AGREEMENT

FOURTH AMENDED AND RESTATED
STOCKHOLDERS’ AGREEMENT
This FOURTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (“Agreement”), dated ________________, 2015 is among ARX Holding Corp., a Delaware corporation (the “Company”), Marc Fasteau (“Fasteau”), Fasteau Insurance Holding, LLC, a Delaware limited liability company (“Fasteau Holding”), Fasteau Insurance Holding II, LLC (“Fasteau Holding II”), ARX Executive Holdings, LLLP, a Florida limited liability limited partnership (“LLLP”), The Progressive Corporation, an Ohio corporation (“Progressive”), PC Investment Company, a Delaware corporation (“PCI”), John F. Auer (“Auer”), Kevin R. Milkey (“Milkey”), Antonio Scognamiglio (“Scognamiglio”), Mary Frances Fournet (“Fournet”), Marc Fasteau, as Trustee of the Alexis Fasteau 2008 Irrevocable Trust (the “2008 Trustee”), Marc Fasteau, as Trustee of the Marc Fasteau 2012 Irrevocable Trust” “(2012 Trustee”), Phillip Brubaker (“Brubaker”), Angel Bostick, (“Bostick”) Tanya Fjare (“Fjare”), Trevor Hillier (“Hillier”), Jeffrey Hannon (“Hannon”), Garrett Pless (“Pless”), Stephanie Sullens (“Sullens”), Daryl Chance (“Chance”), Patrick McCrink (“McCrink”) and Richard Hanlon (“Hanlon”). Fasteau, Fasteau Holding, Fasteau Holding II, LLLP, Progressive, PCI, Auer, Milkey, Scognamiglio, Fournet, the 2008 Trustee, the 2012 Trustee, Brubaker, Bostick, Fjare, Hillier, Hannon, Pless, Sullens, Chance, McCrink and Hanlon are individually referred to herein as a “Stockholder” and collectively as the “Stockholders”.
WITNESSETH:
WHEREAS, the Company has authorized capital stock of (i) 1,500,000 shares of common stock, par value $.01 per share (“Common Stock”), and (ii) 950,000 shares of preferred stock, par value $.01 per share, all of which are designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”); and
WHEREAS, the Company, American Strategic Insurance Corp., a Florida corporation and wholly owned subsidiary of the Company, Risk Capital Reinsurance Company, a Nebraska corporation (n/k/a Arch Reinsurance Company, a Nebraska corporation), XL Re Ltd., a Bermuda company formerly known as X.L. Global Reinsurance Company, Ltd., Fasteau, The Jerger Company, Inc., a Florida corporation, and Auer (and joined by Milkey) entered into that certain Stockholders’ Agreement, dated as of October 17, 1997 (the “Original Agreement”); and
WHEREAS, the Original Agreement was amended pursuant to a First Amendment to Stockholders’ Agreement dated March 30, 2004 (“Amended Original Agreement”); and
WHEREAS, all of the then-existing stockholders of the Company amended and restated the Amended Original Agreement pursuant to a First Amended and Restated Stockholders’ Agreement effective as of December 4, 2003 (“First Amended and Restated Agreement”); and
WHEREAS, all of the then-existing stockholders of the Company amended and restated the First Amended and Restated Agreement pursuant to a Second Amended and Restated

Stockholders’ Agreement effective as of June 30, 2012 (“Second Amended and Restated Agreement”); and
WHEREAS, all of the then existing stockholders of the Company amended and restated the Second Amended and Restated Agreement pursuant to a Third Amended and Restated Stockholders’ Agreement effective as of August 14, 2012 (“Third Amended and Restated Agreement”); and
WHEREAS, the Stockholders desire to amend and to restate in its entirety the Third Amended and Restated Agreement to be effective immediately after the closing of the transactions contemplated by the Stock Purchase Agreement, dated December __, 2014, among Progressive, the Company and the selling stockholders identified therein (the “Progressive Purchase Agreement”);
NOW, THEREFORE, in consideration of the mutual terms, conditions, covenants and agreements made herein, the Company, on behalf of itself and its Subsidiaries, and the Stockholders hereby agree as follows:
ARTICLE I
WAIVER; EFFECTIVENESS; DEFINITIONS
SECTION 1.1    Consent to Amendment to Certificate of Incorporation.
By signing this Agreement, each Stockholder approves and consents to the amendment to the Company’s certificate of incorporation as set forth on Exhibit A attached hereto, and agrees to take such additional actions, including the voting of their Shares and the execution of such written consents, as may be necessary or advisable to authorize and approve such amendment, file such amendment with the Secretary of State of the State of Delaware, and otherwise effect such amendment.
SECTION 1.2    Effectiveness. This Agreement shall be effective immediately after the closing of the transactions contemplated by the Progressive Purchase Agreement (the “Effective Date”).
SECTION 1.3    Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
“2008 Trustee” shall have the meaning specified in the preamble.
“2012 Trustee” shall have the meaning specified in the preamble.
“Affiliate” shall mean, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” shall have the meaning specified in the preamble.
“Amended Original Agreement” shall have the meaning specified in the recitals.
“Auer” shall have the meaning specified in the preamble.
“Board” shall have the meaning specified in Section 2.1(a).
“Board Designees” shall have the meaning specified in Section 2.1(a).
“Bostick” shall have the meaning specified in the preamble.
“Brubaker” shall have the meaning specified in the preamble.
“Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday, and Friday, excluding federal holidays.
“Call Notice” shall mean the First Call Notice or the Second Call Notice, as applicable.
“Chance” shall have the meaning specified in the preamble.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Common Stock” shall have the meaning specified in the recitals.
“Companies” shall mean the Company and any Subsidiaries of the Company.
“Company” shall have the meaning specified in the preamble.
“CPR” shall have the meaning specified in Section 4.15.
“Designated Courts” shall have the meaning specified in Section 4.16.
“Dispute” shall have the meaning specified in Section 4.15.
“Dispute Period” shall have the meaning specified in Section 3.3(c)(v)(B).
“Effective Date” shall have the meaning specified in Section 1.2.
“Family Affiliate” shall mean, with respect to a Stockholder who is a natural person, (i) during the lifetime of such Stockholder, provided that such Stockholder retains effective voting control over the Shares at issue, (A) the Stockholder’s spouse or issue, or (B) a trust or other similar arrangement, the primary beneficiaries of which are the Stockholder, the Stockholder’s spouse or issue, or one or more entities or organizations contributions to which would qualify for a charitable deduction for federal income tax purposes under Section 170 of the Code, for federal estate tax purposes under Section 2055 of the Code or for federal gift tax purposes under Section 2522 of the Code, and (ii) upon such Stockholder’s death, the estate of such Stockholder.

“Fasteau” shall have the meaning specified in the preamble.
“Fasteau Group” shall mean Fasteau, Fasteau Holding, Fasteau Holding II, the 2008 Trustee, the 2012 Trustee, and any Affiliate or Family Affiliate of Fasteau to which Fasteau may Transfer Shares after the date hereof in accordance with Section 3.1(c).
“Fasteau Holding” shall have the meaning specified in the preamble.
“Fasteau Holding II” shall have the meaning specified in the preamble.
“Fasteau First Put Shares” shall have the meaning specified in Section 3.3(c)(i).
“Fasteau Rights Termination Date” shall have the meaning specified in Section 2.1(a).
“First Amended and Restated Agreement” shall have the meaning specified in the recitals.
“First Call Actual Sellers” shall have the meaning specified in Section 3.3(c)(ii).
“First Call Closing Date” shall have the meaning specified in Section 3.3(c)(ii).
“First Call Notice” shall have the meaning specified in Section 3.3(c)(ii).
“First Call Shares” shall have the meaning specified in Section 3.3(c)(ii).
“First Call Potential Sellers” shall have the meaning specified in Section 3.3(c)(ii).
“First Put Closing Date” shall have the meaning specified in Section 3.3(c)(i).
“First Put Notice” shall have the meaning specified in Section 3.3(c)(i).
“First Put Price” shall be the per Share price calculated in the manner described on Exhibit B, as finally determined in accordance with Section 3.3(c)(v) if there is a dispute regarding the calculation.
“First Put Seller” shall have the meaning specified in Section 3.3(c)(i).
“First Put Shares” shall have the meaning specified in Section 3.3(c)(i).
“Fjare” shall have the meaning specified in the preamble.
“Fully Diluted Basis” shall mean all of the issued and outstanding shares of capital stock of the Company, including without limitation, shares of Series A Preferred Stock and Common Stock of the Company plus, without duplication, shares of Common Stock or Series A Preferred Stock into which outstanding convertible or exchangeable securities may be converted, including options for any such shares of capital stock under any stock option plan duly adopted by the Company.
“GAAP” shall have the meaning specified in Section 4.7(a)(i).

“Hanlon” shall have the meaning specified in the preamble.
“Hannon” shall have the meaning specified in the preamble.
“Hillier” shall have the meaning specified in the preamble.
“Independent Accounting Firm” shall have the meaning specified in Section 3.3(c)(v)(B).
“Initial Meeting” shall have the meaning specified in Section 4.15.
“Initial Public Offering” shall mean the first consummation of a sale of Common Stock to the public in a firm commitment underwriting pursuant to a registration statement which has been filed by the Company and has become effective under the Securities Act (excluding registration statements on Form S-4, S-8 or similar forms).
“LLLP” shall have the meaning specified in the preamble.
“LLLP Interest” shall mean any interest or rights in the capital, profits, loss, or management or control and any other rights or interest in LLLP as a limited partner or as a general partner of LLLP or otherwise.
“Losses” shall have the meaning specified in Section 4.8(e).
“Mandatory Conversion Time” shall mean the earliest to occur of the following: (a) the first Business Day immediately following the First Put Closing Date, (b) the Business Day immediately prior to the date of the consummation of a Qualified Public Offering, and (c) the written consent of sixty six and two-thirds percent (66-2/3%) of the outstanding Series A Preferred Stock.
“Marketable Securities” shall mean securities (i) issued by an issuer with a public float equal to or greater than $2 billion; (ii) that are of a class of securities listed on major national or international stock exchange; (iii) that constitute, in the aggregate, not more than 2.0% of the outstanding securities of such class; (iv) that are eligible for immediate sale by the distributee pursuant to a registration statement effective under the Securities Act of 1933, as amended and (v) are not subject to any contractual or legal limitations on disposition, including any “hold-back” or “lock-up” agreement. For avoidance of doubt, Marketable Securities will include shares of capital stock of the Company received in connection with a Qualified Public Offering if each of clauses (i) through (v) above is satisfied.
“McCrink” shall have the meaning specified in the preamble.
“Milkey” shall have the meaning specified in the preamble.
“New Securities” shall mean any debt or equity securities or instruments, including any loans or any options, warrants or other rights to purchase debt or equity securities of the Company, other than the securities or instruments issued (i) upon conversion of Series A Preferred Stock, (ii) upon the conversion or exchange of any of the Company’s debt securities by an unaffiliated lender, (iii) in connection with any stock split, stock dividend or recapitalization of the Company, (iv) to the public in a Qualified Public Offering, (v) pursuant to the acquisition of another Person by the Company by merger, purchase of substantially all of the assets or other form of reorganization, (vi) pursuant to an employee stock option plan, stock bonus plan, stock purchase plan, or other management equity program approved by the Board, (vii) to unaffiliated vendors, customers, and consultants to the Company, (viii) to unaffiliated lenders to the Company or its Subsidiaries in future debt financings or (ix) to unaffiliated Persons with whom the Company or its Subsidiaries have marketing arrangements.
“Non-Demanding Substantial Stockholder” shall have the meaning specified in Section 4.8(c).
“Non-Fasteau First Put Shares” shall have the meaning specified in Section 3.3(c)(i).
“Objection Notice” shall have the meaning specified in Section 3.3(c)(v)(A).
“Objector” shall have the meaning specified in Section 3.3(c)(v)(B).
“Original Agreement” shall have the meaning specified in the recitals.
“PCI” shall have the meaning specified in the preamble.
“Person” shall mean an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, government (or an agency or political subdivision thereof), or other entity of any kind.
“Piggyback Registration” shall have the meaning specified in Section 4.8(a).
“Pless” shall have the meaning specified in the preamble.
“Progressive” shall have the meaning specified in the preamble.
“Progressive Purchase Agreement” shall have the meanings specified in the recitals.
“Proposed Sale Notice” shall have the meaning specified in Section 3.2(a).
“Proposed Securities” shall have the meaning specified in Section 3.6(a)(i).
“Public Float Date” shall mean the date on which shares of Common Stock shall have been sold by the Company pursuant to a Qualified Public Offering.
“Put Notice” shall mean the First Put Notice or Second Put Notice, as applicable.
“Put Price” shall mean the First Put Price or the Second Put Price, as applicable.
“Qualified Public Offering” shall mean the consummation of a sale of Common Stock to the public in a firm commitment underwriting pursuant to a registration statement which has become effective under the Securities Act (excluding registration statements on Form S-4, S-8 or similar forms) with aggregate net proceeds to the Company in excess of $150 million.
“Representative” shall have the meaning specified in Section 3.3(c)(v).
“Required Shares” shall have the meaning specified in Section 3.3(c)(ii).
“Scognamiglio” shall have the meaning specified in the preamble.
“Second Amended and Restated Agreement” shall have the meaning specified in the recitals.
“Second Call Actual Sellers” shall have the meaning specified in Section 3.3(c)(iv).
“Second Call Closing Date” shall have the meaning specified in Section 3.3(c)(iv).
“Second Call Notice” shall have the meaning specified in Section 3.3(c)(iv).
“Second Call Period” shall have the meaning specified in Section 3.3(c)(iv).
“Second Call Potential Sellers” shall have the meaning specified in Section 3.3(c)(iv).
“Second Call Shares” shall have the meaning specified in Section 3.3(c)(iv).
“Second Put Closing Date” shall have the meaning specified in Section 3.3(c)(iii
“Second Put Notice” shall have the meaning specified in Section 3.3(c)(iii).
“Second Put Price” shall be the per share price calculated in the manner described in Exhibit B.
“Second Put Seller” shall have the meaning specified in Section 3.3(c)(iii).
“Second Put Shares” shall have the meaning specified in Section 3.3(c)(iii).
“Section 3.2(d) Shares” shall have the meaning specified in Section 3.2(e).
“Section 3.2(d) Transferee” shall have the meaning specified in Section 3.2(e).
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.
“Selling Party” shall have the meaning specified in Section 3.2(a).
“Series A Preferred Stock” shall have the meaning specified in the recitals.
“Series A Shares” shall mean all outstanding shares of Series A Preferred Stock and shares of Common Stock received upon conversion of such Series A Preferred Stock.

“Shares” shall mean the issued and outstanding shares of capital stock of the Company at any time, including without limitation, the Series A Preferred Stock and the Common Stock and all securities convertible into or exchangeable for shares of capital stock of the Company and any other warrants or options or other similar rights.
“Stockholder” or “Stockholders” shall have the meaning specified in the preamble.
“Subscription Notice” shall have the meaning specified in Section 3.6(a)(i).
“Subsidiary” shall mean (i) a corporation with a majority of capital stock with voting power, under ordinary circumstances, to elect directors at the time and that is, directly or indirectly, owned by the Company or a Stockholder or (ii) any other Person (other than a corporation) in which the Company or a Stockholder, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest.
“Substantial Stockholder” or “Substantial Stockholders” shall mean LLLP, each member of the Fasteau Group, Progressive, and Auer (and any Affiliate or Family Affiliate, as applicable, thereof to whom Shares are transferred by any such Stockholder, or by any Affiliate or Family Affiliate thereof, in accordance with this Agreement after the date hereof). A Stockholder shall cease to be a Substantial Stockholder when such Stockholder ceases to own any Shares.
“Substitute Director” shall have the meaning specified in Section 2.1(b).
“Sullens” shall have the meaning specified in the preamble.
“Tag-Along Holder” shall have the meaning specified in Section 3.3(a)(i).
“Tag-Along Participation Notice” shall have the meaning specified in Section 3.3(a)(iii).
“Tag-Along Right” shall have the meaning specified in Section 3.3(a)(ii).
“Tag-Along Sale” shall have the meaning specified in Section 3.3(a)(i).
“Tag-Along Sale Notice” shall have the meaning specified in Section 3.3(a)(i).
“Take-Along Right” shall have the meaning specified in Section 3.3(b)(i).
“Take-Along Notice” shall have the meaning specified in Section 3.3(b)(ii).
“Take-Along Transferee” and “Take-Along Transferor” shall have the meanings specified in Section 3.3(b)(i).
“Third Amended and Restated Agreement” shall have the meaning specified in the recitals.
“Transfer” shall mean (i) when used as a verb, the act of selling, pledging, mortgaging, hypothecating, giving, transferring, creating a security interest, lien or trust (voting or otherwise),

assigning, or otherwise encumbering or disposing of, and (ii) when used as a noun, any sale, pledge, mortgage, hypothecation, gift, transfer, creation of security interest, lien or trust, any assignment, or other encumbrance or disposition.
“Transferor” and “Transferee” shall mean any Person who Transfers Shares and any Person who acquires Shares pursuant to a Transfer.
“Withdrawing Director” shall have the meaning specified in Section 2.1(b).
ARTICLE II
MANAGEMENT OF THE COMPANY;
ACTIVITIES OF THE STOCKHOLDERS
SECTION 2.1    Board of Directors.
(a)    Number and Membership. The Stockholders shall take all action within their power, including, but not limited to, the voting of capital stock of the Company, required to cause the Boards of Directors of the Company and each of its Subsidiaries (each a “Board”) to consist of no fewer than five (5) members (“Board Designees”). With respect to the Company, the Board shall consist of three (3) members as determined by Progressive from time to time, one (1) member as determined by Fasteau from time to time, and one (1) member as determined by LLLP from time to time. With respect to each of the Company’s Subsidiaries, the Board shall consist of three (3) members as determined by Progressive from time to time, one (1) member as determined by Fasteau from time to time and one (1) member as determined by LLLP from time to time. Additional directors, if any, shall be designated by agreement of Progressive, Fasteau, and LLLP. The initial Board Designees of the Company shall be fixed at five (5) as follows: Fasteau (the initial Fasteau Board Designee), Auer (the initial LLLP Board Designee), Glenn Renwick, Brian Domeck and ___________________________[to be completed by Progressive prior to the closing of the transactions contemplated by the Progressive Purchase Agreement] (the initial Progressive Board Designees). The initial Board Designees of each of the Company’s Subsidiaries shall be fixed at five (5) as follows: Fasteau (the initial Fasteau Subsidiary Board Designee), Auer (the initial LLLP Subsidiary Board Designee), Glenn Renwick, Brian Domeck and _________________________[to be completed by Progressive prior to the closing of the transactions contemplated by the Progressive Purchase Agreement] (the initial Progressive Subsidiary Board Designees). On the earlier to occur of the date on which all of the members of the Fasteau Group cease to own any Shares and the First Put Closing Date (the “Fasteau Rights Termination Date”), Fausteau’s rights to designate directors under this Section 2.1(a) will terminate, and thereafter each Board will consist of no fewer than five (5) members, with four (4) Board Designees as determined by Progressive from time to time, one (1) Board Designee as determined by LLLP from time to time and any additional directors, if any, being designated by agreement of Progressive and LLLP.
(b)    Substitute Director. In the event that any director (a “Withdrawing Director”) designated in the manner set forth in Section 2.1(a) is unable to serve, or, once having commenced to serve, is removed or withdraws from a Board, such Withdrawing Director’s replacement (the “Substitute Director”) on such Board shall be designated by the Stockholder who designated the Withdrawing Director in the manner provided in Section 2.1(a). Subject to the foregoing, any director may only be removed, with or without cause, by the Stockholder who designated such director, and such Stockholder may thereafter designate a replacement for such director. The Stockholders and the Company shall, and the Company shall cause its Subsidiaries to, take all action within their respective powers including, but not limited to, the voting of capital stock of such Companies, to cause the election of such Substitute Director.
(c)    Director Expenses. The Company shall reimburse each Board Designee for all reasonable costs and expenses (including reasonable travel expenses) incurred in connection with such person’s attendance at meetings of the Boards and committees thereof. Other than such reimbursement, except for employee compensation arrangements between the Company and a Board Designee, Board Designees will not receive compensation from the Company or any of its Subsidiaries for their service as directors of the Company and/or any Subsidiary of the Company. Nothing in this Section 2.1(c) shall prevent Progressive, LLLP or Fasteau from compensating a Board Designee designated by such Stockholder for such service.
SECTION 2.2    Management. The senior management of the Companies shall have responsibility for the day-to-day management of the Companies, subject in all cases to the oversight, instructions and requirements of their respective boards of directors or equivalent governing bodies.
SECTION 2.3    Consent Rights.
(a)    Without the prior written consent of Progressive, LLLP and Fasteau, the Company shall not (and shall cause its Subsidiaries not to):
(i)    amend or repeal any provision of its articles or certificate of incorporation or bylaws (including without limitation the number of directors comprising its board of directors) other than (A) changes of an administrative or ministerial nature, (B) changes required by applicable laws, rules, or regulations or (C) changes required to effect the provisions of Section 1.1 of this Agreement;
(ii)    directly or indirectly redeem, purchase, or otherwise acquire any shares of its capital stock or rights to acquire its capital stock other than pursuant to the terms of this Agreement or any employee stock option;
(iii)    exercise its rights to repurchase any Shares pursuant to the terms of any employee stock option, if such rights arise from the death or permanent disability of a Stockholder;
(iv)    issue any shares of capital stock or rights to acquire capital stock other than the issuance of Shares upon the exercise of any employee stock option outstanding on the date hereof; provided however, that nothing in this Section 2.3(a)(iv) shall abrogate the preemptive rights of each Substantial Stockholder set forth in Section 3.6 herein;
(v)    make any payment (in cash or property) to, or enter into any other transaction with, any of its Affiliates or any Stockholder, other than (i) any payments or transactions that are competitive with those available from unrelated parties in an arms-length transaction, and (ii) employment arrangements with a Stockholder who is also an employee of the Company;
(vi)    file a registration statement with the Securities and Exchange Commission for an Initial Public Offering;
(vii)    merge or consolidate with any Person, or sell, lease, transfer, exchange, or dispose of all or substantially all of its assets;
(viii)    liquidate, wind up, dissolve, or adopt any plan with respect to liquidation, winding-up, or dissolution;
(ix)    file any petition under the United States Bankruptcy Code or any other insolvency law, or admit in writing its bankruptcy, insolvency, or general inability to pay its debts, or consent to the appointment of any receiver, liquidator, or other Person performing similar functions;
(x)    create any Subsidiary that is not wholly-owned by the Company or one of its wholly-owned Subsidiaries; or
(xi)    authorize, agree, or permit any of its Subsidiaries to authorize or agree, to do any of the foregoing.
(b)    Notwithstanding anything to the contrary contained herein and without in any way limiting the consent rights of Progressive, LLLP and Fasteau contained in Section 2.3(a), the Company shall not amend or repeal any provision of its certificate of incorporation or bylaws, in each case as in effect on the date hereof, in a manner that would materially and adversely affect any Substantial Stockholder in its capacity as a stockholder disproportionate to any other Substantial Stockholder in its capacity as a stockholder, without the consent of the affected Substantial Stockholder. For the avoidance of doubt, the parties hereto acknowledge and agree that while the amendment or repeal of provisions of the Company’s certificate of incorporation or bylaws that by their terms affect all classes of Shares and all Substantial Stockholders uniformly may, because of the different circumstances of the individual Substantial Stockholders, result in different and possibly adverse economic effects to some Substantial Stockholders, the mere existence of such different economic consequences shall not require the consent of any such affected Substantial Stockholders under this Section 2.3(b) for any amendment or repeal of provisions of the Company’s certificate of incorporation or bylaws that by its terms affects all classes of Shares and all Substantial Stockholders uniformly. Notwithstanding the foregoing, (i) the authorization or issuance of new shares of the Company's capital stock, (ii) any public offering of any of the Company's Shares, (iii) any amendment to effect the provisions of Section 1.1, and (iv) any conversion of Series A Preferred Stock to Common Stock that are in accordance with the terms and provisions of this Agreement shall not require the consent of the Substantial Stockholders under this subsection.
(c)    On the Fasteau Rights Termination Date, all of Fausteau’s rights under Section 2.3(a) will terminate.

(d)    For purposes of Section 2.3(a), the consent of each of LLLP, Progressive and Fasteau shall be deemed to have been given if such Stockholder’s Board Designee(s) (i) attended a meeting of the Board at which an action or transaction was discussed and approved by the Board and such Board Designee(s) voted for such action or transaction, did not vote against such action or transaction, or did not object on the record to such action or transaction, (ii) failed to attend a meeting of the Board at which an action or transaction was discussed and approved by the Board, if (x) notice of such meeting of the Board was given by electronic mail, in accordance with Section 4.10, at least five (5) Business Days in advance of such meeting, and (y) such Board Designee failed to notify the other members of the Board prior to such meeting that such Board Designee would not be present at such meeting or failed to make his or her self reasonably available for a Board meeting at another mutually agreeable time within one (1) week of such originally scheduled meeting date, or (iii) executed a written consent of the Board approving such action or transaction.
ARTICLE III
TRANSFER AND ISSUANCE OF SECURITIES
SECTION 3.1    General Restrictions.
(a)    No Stockholder shall, directly or indirectly, Transfer any Shares or any interest therein, whether voluntarily or involuntarily, unless:
(i)    (A) such Transfer complies with Section 3.2 or Section 3.3 of this Agreement, as applicable, and (B) the Transferee (if other than the Company or another Stockholder) agrees to be bound by this Agreement and executes a counterpart hereof and such further documents as may be necessary, in the opinion of the Company, to make it a party hereto (any such Transferee shall be deemed to be a Stockholder for purposes of this Agreement); and
(ii)    such Transfer is made pursuant to either (i) an effective registration statement under the Securities Act and any applicable state securities laws or (ii) an available exemption from the registration requirements of the Securities Act and such laws and, prior to any such Transfer (other than a Transfer to the Company or Progressive), the Person proposing the Transfer provides to the Company a written opinion of legal counsel satisfactory in form and substance to the Company and its counsel to the effect that the proposed Transfer may be effected without registration under the Securities Act and any applicable state securities laws.
(b)    For purposes of this Agreement, any direct or indirect Transfer of an interest in a Stockholder or in an Affiliate or Affiliates that own any interest in a Stockholder, or any direct or indirect change in the beneficiaries of a Stockholder or a Family Affiliate that is a trust or other similar arrangement to include an individual or entity that does not fall within the categories identified in clause (i)(B) of the definition of Family Affiliate, shall be deemed to constitute a Transfer of the Shares owned or held by such Stockholder and shall be subject to the restrictions of Section 3.1 of this Agreement. Notwithstanding the foregoing, the provisions of this Section 3.1(b) shall not apply to (x) any Transfer of an interest in Progressive, and (y) any Transfer by Progressive of an interest in any Subsidiary or other Affiliate of Progressive unless the assets of such Subsidiary or other Affiliate of Progressive are comprised primarily of a direct or indirect ownership interest in Shares.
(c)    Notwithstanding the provisions of Section 3.1(a)(i)(A), at any time and from time to time, a Stockholder who is a natural person may effect a Transfer of Shares to a Family Affiliate without having to comply with any provision of Section 3.2, and, if such Transfer is in accordance with the terms of this Agreement other than Section 3.2, then the Family Affiliate shall not be deemed to be a Section 3.2(d) Transferee and the Shares transferred to the Family Affiliate shall not be deemed to be Section 3.2(d) Shares.
(d)    Notwithstanding any other provision of this Agreement, at any time and from time to time, PCI may Transfer any or all of its Shares to Progressive or an Affiliate of Progressive, and Progressive may Transfer any or all of its Shares to any Affiliate of Progressive, without having to comply with any provision of this Article III other than Section 3.1(a)(i)(B).
SECTION 3.2    Right of First Refusal; Requirement of Notice of Intention to Transfer; Option to Purchase.
(a)    Notice. In the event a Stockholder other than Progressive (the “Selling Party”) proposes to Transfer any Shares (other than to the Company or Progressive pursuant to the terms of this Agreement), the Selling Party shall give to the Company and to Progressive written notice of its intention to sell Shares and of a bona fide offer from a financially qualified buyer to purchase such Shares for cash (the “Proposed Sale Notice”). The Proposed Sale Notice shall include: (i) the number of Shares to be sold, (ii) the name of the proposed buyer, (iii) any other material terms and conditions of the proposed sale, and (iv) information demonstrating to the reasonable satisfaction of the Company that the proposed buyer is financially able to make the purchase.
(b)    Option to Purchase. For thirty (30) calendar days after receipt of the Proposed Sale Notice by the Company, the Company shall have the option to purchase all (but not less than all) of the Shares the Selling Party proposes to sell on the same terms and conditions as described in the Proposed Sale Notice. If the Company does not exercise its option by delivering notice to the Selling Party within such thirty (30) day option period, then during the twenty (20) calendar days after the expiration of such thirty (30) day option period, Progressive shall have the option to purchase all (but not less than all) of the Shares that the Selling Party has offered to sell, on the same terms and conditions as described in the Proposed Sale Notice.
(c)    Election to Purchase; Closing. If the Company or Progressive elects to purchase all of the Shares covered by a Proposed Sale Notice, such election shall constitute the agreement by the Company or Progressive (as applicable) to purchase such Shares for which a valid exercise has been tendered at the price and in accordance with the terms contained in the Proposed Sale Notice and the closing of such sale shall occur on a date agreed to by the Selling Party and the Company or Progressive (as the case may be); provided that, subject to applicable regulatory requirements (which may result in a delay in the closing), such date shall not be later than thirty (30) days after the Company or Progressive has elected to purchase the Shares pursuant to Section 3.2(b). The closing shall take place at the Company’s offices, and the tender of payment for Shares to be purchased shall be made in immediately available funds against delivery of the certificates representing the Shares so purchased, a stock power duly endorsed to the Company or Progressive, as applicable (or signed in blank), by the Selling Party, and such additional information and documentation, including representations as to ownership and title to the Shares to be sold by the Selling Party, authority of the Selling Party to sell such Shares, and the absence of encumbrances and required governmental and third party approvals and consents, as the Company or Progressive (as applicable) may reasonably request from the Selling Party.
(d)    No Election to Purchase. If the Company and Progressive do not exercise their options by delivering notice to the Selling Party before the expiration of Progressive’s twenty (20) day option period, then during the thirty (30) calendar days following the expiration of such twenty (20) day option period, the Selling Party may sell the Shares to the proposed buyer on the terms and conditions in the Proposed Sale Notice. If the sale does not close within such thirty (30) day period (as such period may be extended to obtain any required regulatory approvals), any such Transfer of the Shares shall be again restricted in accordance with this Agreement.
(e)    Rights of Purchaser Transferee. Any purchaser to whom a Selling Party transfers shares (“Section 3.2(d) Shares”) pursuant to Section 3.2(d) (each a “Section 3.2(d) Transferee”) shall not have any rights under Section 3.3(c)(i) or Section 3.3(c)(iii) of this Agreement.
SECTION 3.3    Tag-Along, Take-Along, Put and Call Rights and Obligations.
(a)    Tag-Along Right.
(i)    Tag-Along Sale Notice. If Progressive or any of its Affiliates (a “Selling Holder”) intends to Transfer, in one transaction or a series of related transactions (other than (x) to Progressive or any of its Affiliates or (y) pursuant to the Take-Along Right), any Shares (a “Tag-Along Sale”), then such Selling Holder shall be required to notify the other Substantial Stockholders and Milkey (the “Tag-Along Holders”) not less than thirty (30) calendar days prior to the proposed Tag-Along Sale, of such proposed sale, and the Tag-Along Holders shall have the option to participate in such Tag-Along Sale as set forth in clause (ii) of this Section 3.3(a). The notice from the Selling Holder (the “Tag‑Along Sale Notice”) shall specify (A) the number of Shares proposed to be Transferred, (B) the name and address of the proposed purchaser, (C) the proposed amount of consideration and terms and conditions of payment offered by or to such proposed purchaser and (D) that the proposed purchaser has been informed of the Tag-Along Rights provided for in this Section 3.3(a) and has agreed to purchase the Shares proposed to be Transferred in accordance with the terms hereof.
(ii)    Tag-Along Right. In connection with any Tag-Along Sale, each Tag-Along Holder shall have the right (the “Tag-Along Right”) to sell in the Tag-Along Sale a number of whole Shares up to the number of Shares equal to the product of (x) the total number of Shares to be sold to the proposed purchaser multiplied by (y) a fraction, the numerator of which is the number of Shares held by such Tag-Along Holder and the denominator of which is the total number of Shares held by all other Tag-Along Holders and the Selling Holder. Any Shares purchased from a Tag-Along Holder pursuant to this Section 3.3(a) shall be paid for upon the same terms and conditions (including as to price and type of consideration)

received by the Selling Holder. Notwithstanding the foregoing, if a Tag-Along Sale Notice is delivered prior to the First Put Closing Date, and the number of Shares proposed to be Transferred by the Selling Holder in such Tag-Along Sale Notice constitutes more than 50% of the issued and outstanding Shares on a Fully Diluted Basis as of the date of the Tag-Along Sale Notice, then each Stockholder (other than Progressive and its Affiliates) shall have the right to sell in such Tag-Along Sale up to 100% of the Shares then owned by such Stockholder for a price per Share equal to the same per Share consideration received by the Selling Holder. The Selling Holder will not Transfer any of its Shares to the prospective purchaser(s) unless:

A.
the prospective purchaser(s) agrees to the participation of all electing Tag-Along Holders in such contemplated Tag-Along Sale and to the inclusion of the Shares held by such holders that are entitled to be sold in such Tag-Along Sale on the following terms: no Tag-Along Holder shall be obligated to indemnify any party to the Transfer, except for indemnification obligations of such Tag-Along Holder that are pro rata (and not joint and several) based on such Tag-Along Holder’s share of the consideration received on terms consistent with the indemnification required of the Selling Holder and all Tag-Along Holders; or

B.
the Selling Holder purchases from each electing Tag-Along Holder the same number of Shares (at the same price and on the same terms, including pro rata (and not joint and several) indemnification) that such Tag-Along Holder would have been entitled to sell had the prospective transferee(s) so agreed.

(iii)    Tag-Along Participation Notice. If a Tag-Along Holder elects to exercise the Tag-Along Right, it must deliver written notice to the Selling Holder (the “Tag-Along Participation Notice”) within thirty (30) calendar days following receipt by it of the Tag‑Along Sale Notice. If such Tag-Along Holder does not deliver a Tag‑Along Participation Notice within such thirty (30) day period, it shall be deemed to have waived its Tag-Along Right with respect to the proposed Tag-Along Sale. Each Tag-Along Participation Notice shall specify the number of Shares that such Tag-Along Holder proposes to include in such Transfer to the proposed purchaser up to the number of Shares determined in accordance with Section 3.3(a)(ii).
(iv)    Termination of Tag-Along Right. The tag-along rights set forth in this Section 3.3(a) shall continue with respect to each Share held by each Substantial Stockholder and Milkey until the earliest of (A) the date on which such Shares have been transferred in a sale (1) to the public pursuant to an offering registered under the Securities Act or (2) to the public through a broker, dealer or market maker on a securities exchange or in the over-the-counter market pursuant to the provisions of Rule 144 adopted under the Securities Act, (B) the consummation of a sale of the Company pursuant to Section 3.3(b), (C) the date on which Progressive and its Affiliates cease to own any Shares, and (D) the prior written consent of all of the Substantial Stockholders and Milkey.

(v)    For the avoidance of doubt, the failure by a Tag-Along Holder to exercise its Tag-Along Right pursuant to Section 3.3(a)(ii) shall not affect the rights of such Tag-Along Holder under Section 3.3(c)(i) or Section 3.3(c)(iii), which shall remain exercisable in accordance with the provisions thereof.
(b)    Take-Along Right.
(i)    Take-Along Right. At any time before the Public Float Date, the holders of at least 66 2/3% of the outstanding Series A Shares (the “Take-Along Transferor”) shall have the right to arrange for a sale of the Company to any Person or Persons who are not Affiliates of the Company or the Stockholders (the “Take-Along Transferee”) and, if such sale is structured as a sale of capital stock, the Take-Along Transferor shall have the right (the “Take-Along Right”) to require each Stockholder to sell to the proposed Take-Along Transferee all of the Shares then owned by such Stockholder (for the same per share consideration received by the Take-Along Transferor). Each Stockholder agrees to take all steps reasonably necessary to enable it to comply with the provisions of this Section 3.3(b), including, if necessary, converting shares of Series A Preferred Stock into Common Stock to facilitate the Take-Along Transferor’s exercise of the Take-Along Right. The obligations of the Stockholder(s) other than the Take-Along Transferors with respect to the Take-Along Right are subject to the following conditions:

(A)
no Stockholder shall be required to provide representations, warranties or covenants in connection with such Transfer, except for representations and warranties related to such Stockholder’s title to and ownership of its Shares, the absence of encumbrances on the Shares, authority to enter into the transactions contemplated in such sale and required governmental and third party consents;

(B)	no Stockholder shall be required to enter into any non-competition or non-solicitation obligation or other restrictive covenant;

(C)
no Stockholder shall be obligated to indemnify any party to the sale, except for indemnification obligations of such Stockholder that are (1) pro rata (and not joint and several) based on such Stockholder’s share of the consideration received on terms consistent with the indemnification required of all Stockholders and (2) limited to an amount no greater than the net cash proceeds paid to such Stockholder in connection with such sale; and

(D)	each Stockholder shall receive consideration for the sale of the Shares in the form of cash or Marketable Securities.
(ii)    Take-Along Notice. To exercise the Take-Along Right, the Take-Along Transferor shall deliver to each Stockholder a written notice (a “Take-Along Notice”) specifying (A) the name and address of the proposed Take-Along Transferee, (B) the proposed purchase price, terms of payment and other material terms and conditions of the proposed Take-Along Transferee’s offer, and (C) that the proposed Take-Along Transferee has been informed of the Take-Along Rights provided for in this Section 3.3(b) and has agreed to purchase Shares in accordance with the terms thereof. Each Stockholder shall thereafter be obligated to sell the Shares subject to such Take‑Along Notice, provided that the sale to the proposed Take-Along Transferee is consummated within ninety (90) calendar days of delivery of the Take-Along Notice, unless such sale cannot be completed within such ninety (90) day period as a result of delays in obtaining necessary regulatory approvals, in which case such sale shall, in any event be completed within one hundred and fifty (150) calendar days of delivery of such notice. If such sale is not consummated within such ninety (90) day period (or such one hundred and fifty (150) day period, as applicable), then each Stockholder shall no longer be obligated to sell its Shares pursuant to that specific Take-Along Right but shall remain subject to the provisions of this Section 3.3(b).
(c)    Put and Call Rights. Except as provided in Section 3.2(e) above with respect to Section 3.2(d) Shares held by a Section 3.2(d) Transferee, none of whom shall have any rights under Section 3.3(c)(i) or 3.3(c)(iii):
(i)    First Put Right. Each Stockholder other than a member of the Fasteau Group and Progressive and their respective Affiliates and Family Affiliates, as the case may be, shall have the right, on April 1, 2018 or, if such date is not a Business Day, the next Business Day (the “First Put Closing Date”), to sell to Progressive up to fifty percent (50%) of the Shares then held by such Stockholder, including Shares issuable upon the exercise of any vested stock option held by such Stockholder (the “Non-Fasteau First Put Shares”) at the First Put Price. Each member of the Fasteau Group shall have the right, on the First Put Closing Date, to have Progressive purchase up to 100% of the Shares then held by them (the “Fasteau First Put Shares” and, together with the Non-Fasteau First Put Shares, the “First Put Shares”) at the First Put Price. A Stockholder wishing to exercise such right shall provide notice to Progressive (each a “First Put Notice”) of its intent to sell the Non-Fasteau First Put Shares or the Fasteau First Put Shares, as applicable, to Progressive at the First Put Price; such First Put Notice shall be delivered no earlier than ninety (90) days nor later than thirty (30) days prior to the First Put Closing Date and shall specify the number of First Put Shares to be sold by such Stockholder. At least twenty (20) days prior to the First Put Closing Date, Progressive shall calculate the First Put Price in the manner described in Exhibit B and provide notice thereof to each Stockholder who delivered a First Put Notice (each a “First Put Seller”) and to any of Auer, LLLP and Fasteau that are not First Put Sellers. The calculation of the First Put Price shall be subject to adjustment as set forth in Section 3.3(c)(v). On the First Put Closing Date, at the Company’s offices, Progressive shall pay to each First Put Seller in immediately available funds an amount equal to the First Put Price times the number of First Put Shares to be sold by such First Put Seller, and each First Put Seller shall deliver to Progressive stock certificates representing the First Put Shares to be sold by such First Put Seller, a stock power duly endorsed to Progressive (or signed in blank) by the First Put Seller, and such additional information and documentation, including representations as to title to and ownership of the First Put Shares to be sold by such First Put Seller, authority of the First Put Seller to sell such First Put Shares, and the absence of encumbrances and required governmental and third party approvals and consents, as

Progressive may reasonably request from the First Put Seller. Notwithstanding the foregoing, (A) if the First Put Price is the subject of a dispute pursuant to this Section 3.3(c)(i) and Section 3.3(c)(v), then the closing of the transactions contemplated by this Section 3.3(c)(i) shall be delayed until the third (3rd) Business Day following the date on which such dispute is resolved in accordance with Section 3.3(c)(v), (B) Progressive or a First Put Seller may delay the closing of the transactions contemplated by this Section 3.3(c)(i) to the extent necessary to satisfy any applicable regulatory requirements, including obtaining any required consent or approval of any state insurance regulatory authority, and (C) if any First Put Shares being sold by a First Put Seller are Shares issuable upon the exercise of one or more outstanding and vested stock options (“Option Shares”), then at the request of the First Put Seller and with the consent of the Company, on the First Put Closing Date, (I) Progressive shall pay to the Company on behalf of such First Put Seller, in consideration for the exercise of such stock option(s), the portion of the aggregate First Put Price that is equal to the exercise price for the Option Shares and the mandatory tax withholding related to such exercise, (II) Progressive shall pay to the First Put Seller the balance of the aggregate purchase price for the First Put Shares being sold by such First Put Seller, and (III) the Company shall issue such Option Shares to Progressive.
(ii)    First Call Right for Required Shares. Progressive shall have the right, between thirty (30) and sixty (60) days after the First Put Closing Date (the “First Call Period”), to purchase at the First Put Price from Auer, LLLP, and each member of the Fasteau Group (the “First Call Potential Sellers”) that number of Shares (the “Required Shares”) that will result in Progressive and its Affiliates owning at least eighty percent (80%) of the total voting power of the stock of the Company and of the total value of the stock of the Company, within the meaning of Section 1504(a)(2) of the Code, on a Fully Diluted Basis. The number and class of shares to be sold by each such First Call Potential Seller to make up the Required Shares shall be determined in the following order: first, up to 100% of the Shares then held by the members of the Fasteau Group, in such proportion among the members of the Fasteau Group as Fasteau may reasonably request; second, up to 100% of the Shares then held by LLLP; and finally, up to 100% of the Shares then held by Auer. Progressive shall exercise its right to purchase the Required Shares by providing notice during the First Call Period (the “First Call Notice”) to each of the First Call Potential Sellers of its intention to exercise its call right set forth in this Section 3.3(c)(ii) and including in the First Call Notice the following information: the number of Shares held by Progressive and its Affiliates at the end of the First Put Closing Date; the number of Required Shares; and the number of Shares (the “First Call Shares”) required to be sold by each of the First Call Potential Sellers to make up the Required Shares in accordance with the priorities set forth in this Section 3.3(c)(ii) (the “First Call Actual Sellers”). The First Call Notice also shall include the First Put Price and the closing date for the purchase, which shall be a date that is not less than thirty (30) days and not more than forty-five (45) days after the First Call Notice (the “First Call Closing Date”). On the First Call Closing Date, at the Company’s offices, Progressive shall pay to each First Call Actual Seller in immediately available funds an amount equal to the First Put Price times the number of First Call Shares to be sold by such First Call Actual Seller, and each First Call Actual Seller shall deliver to Progressive stock certificates representing the First Call Shares to be sold by such First Call Actual

Seller, a stock power duly endorsed to Progressive (or signed in blank) by such First Call Actual Seller, and such additional information and documentation, including representations as to title to and ownership of the First Call Shares to be sold by such First Call Actual Seller, authority of the First Call Actual Seller to sell such First Call Shares, and the absence of encumbrances and required governmental and third party approvals and consents, as Progressive may reasonably request from such First Call Actual Seller. Notwithstanding the foregoing, (A) if the First Put Price is the subject of a dispute pursuant to Section 3.3(c)(i) and Section 3.3(c)(v), then the closing of the transactions contemplated by this Section 3.3(c)(ii) shall be delayed until the third (3rd) Business Day following the date on which such dispute is resolved in accordance with Section 3.3(c)(v), and (B) Progressive or a First Call Actual Seller may delay the closing of the transactions contemplated by this Section 3.3(c)(ii) to the extent necessary to satisfy any applicable regulatory requirements, including obtaining any required consent or approval of any state insurance regulatory authority.
(iii)    Second Put Right. Each Stockholder, other than Progressive and its Affiliates, shall have the right, on April 1, 2021 or, if such date is not a Business Day, the next Business Day (the “Second Put Closing Date”), to sell to Progressive up to one hundred percent (100%) of the Shares then held by such Stockholder, including Shares issuable upon the exercise of any vested stock option held by such Stockholder (the “Second Put Shares”) at the Second Put Price. A Stockholder wishing to exercise such right shall provide notice to Progressive (each a “Second Put Notice”) of its intent to sell the Second Put Shares to Progressive at the Second Put Price; such Second Put Notice shall be delivered no earlier than ninety (90) days nor later than thirty (30) days prior to the Second Put Closing Date and shall specify the number of Second Put Shares to be sold by such Stockholder. At least twenty (20) days prior to the Second Put Closing Date, Progressive shall calculate the Second Put Price in the manner described in Exhibit B and provide notice thereof to each Stockholder who delivered a Second Put Notice (each a “Second Put Seller”) and to each other Stockholder. The calculation of the Second Put Price shall be subject to adjustment as set forth in Section 3.3(c)(v). On the Second Put Closing Date, at the Company’s offices, Progressive shall pay to each Second Put Seller in immediately available funds an amount equal to the Second Put Price times the number of Second Put Shares to be sold by such Second Put Seller, and each Second Put Seller shall deliver to Progressive stock certificates representing the Second Put Shares to be sold by such Second Put Seller, a stock power duly endorsed to Progressive (or signed in blank) by the Second Put Seller, and such additional information and documentation, including representations as to title to and ownership of the Second Put Shares to be sold by such Second Put Seller, authority of the Second Put Seller to sell such Second Put Shares, and the absence of encumbrances and required governmental and third party approvals and consents, as Progressive may reasonably request from the Second Put Seller. Notwithstanding the foregoing, (A) if the Second Put Price is the subject of a dispute pursuant to this Section 3.3(c)(iii) and Section 3.3(c)(v), then the closing of the transactions contemplated by this Section 3.3(c)(iii) shall be delayed until the third (3rd) Business Day following the date on which such dispute is resolved in accordance with Section 3.3(c)(v), (B) Progressive or a Second Put Seller may delay the closing of the transactions contemplated by this Section 3.3(c)(iii) to the extent necessary to satisfy any applicable regulatory requirements, including obtaining any required consent or approval of any state insurance regulatory authority, and (C) if any Second Put Shares being sold by a Second Put Seller are Option Shares, then at the request of the Second Put Seller and with the consent of the Company, on the Second Put Closing Date, (I) Progressive shall pay to the Company on behalf of such Second Put Seller, in consideration for the exercise of such stock option(s), the portion of the aggregate Second Put Price that is equal to the exercise price for the Option Shares and the mandatory tax withholding related to such exercise, (II) Progressive shall pay to the Second Put Seller the balance of the aggregate purchase price for the Second Put Shares being sold by such Second Put Seller, and (III) the Company shall issue such Option Shares to Progressive.
(iv)    Second Call Right. Progressive shall have the right, between thirty (30) and sixty (60) days after the Second Put Closing Date (the “Second Call Period”), to purchase at the Second Put Price up to one hundred percent (100%) of the Shares held by any Stockholder other than Progressive or any of its Affiliates (the “Second Call Potential Sellers”), including Shares issuable upon the exercise of any outstanding stock option (the “Second Call Shares”). Progressive shall exercise its right to purchase the Second Call Shares by providing notice during the Second Call Period (the “Second Call Notice”) to each of the Second Call Potential Sellers of its intention to exercise its call right set forth in this Section 3.3(c)(iv) and including in the Second Call Notice the following information: the number of Second Call Shares that Progressive is electing to purchase and the number of Shares required to be sold by each of the Second Call Potential Sellers (the “Second Call Actual Sellers”), which shall be determined by the percentage of all Second Call Shares held by such Second Call Actual Seller. The Second Call Notice also shall include the Second Put Price and the closing date for the purchase, which shall be a date that is not less than thirty (30) days and not more than forty-five (45) days after the date of the Second Call Notice (the “Second Call Closing Date”). On the Second Call Closing Date, at the Company’s offices, Progressive shall pay to each Second Call Actual Seller in immediately available funds an amount equal to the Second Put Price times the number of Second Call Shares to be sold by such Second Call Actual Seller, and each Second Call Actual Seller shall deliver to Progressive stock certificates representing the Second Call Shares to be sold by such Second Call Actual Seller, a stock power duly endorsed to Progressive (or signed in blank) by such Second Call Actual Seller, and such additional information and documentation, including representations as to title to and ownership of the Second Call Shares to be sold by such Second Call Actual Seller, authority of the Second Call Actual Seller to sell such Second Call Shares, and the absence of encumbrances and required governmental and third party approvals and consents, as Progressive may reasonably request from such Second Call Actual Seller. Notwithstanding the foregoing, (A) if the Second Put Price is the subject of a dispute pursuant to Section 3.3(c)(iii) and Section 3.3(c)(v), then the closing of the transactions contemplated by this Section 3.3(c)(iv) shall be delayed until the third (3rd) Business Day following the date on which such dispute is resolved in accordance with Section 3.3(c)(v), (B) Progressive or a Second Call Actual Seller may delay the closing of the transactions contemplated by this Section 3.3(c)(iv) to the extent necessary to satisfy any applicable regulatory requirements, including obtaining any required consent or approval of any state insurance regulatory authority, and (C) if any Second Call Shares being sold by a Second Call Actual Seller are Option Shares, then at the request of the Second

Call Actual Seller and with the consent of the Company, on the Second Call Closing Date, (I) Progressive shall pay to the Company on behalf of such Second Call Actual Seller, in consideration for the exercise of such stock option(s), the portion of the aggregate Second Put Price that is equal to the exercise price for the Option Shares and the mandatory tax withholding related to such exercise, (II) Progressive shall pay to the Second Call Actual Seller the balance of the aggregate purchase price for the Second Call Shares being sold by such Second Call Actual Seller, and (III) the Company shall issue such Option Shares to Progressive.
(v)    Disputes regarding Put Prices. Within five (5) Business Days of receipt from Progressive of its calculation of the First Put Price or the Second Put Price, as applicable, LLLP or Fasteau, on behalf of each Stockholder who has delivered a Put Notice or whose Shares could become the subject of a Call Notice which will include such Put Price, or, if both LLLP and Fasteau are no longer Stockholders, a Stockholder designated by a majority of such Stockholders (a “Representative”), as applicable, shall have the right to object to the calculation of such Put Price, as follows:
(A)    If within such period of five (5) Business Days, neither LLLP or, if applicable, Fasteau or a Representative, has delivered to Progressive written notice of objection to the applicable Put Price (which notice shall state the basis of objection in reasonable detail) (the “Objection Notice”), then the applicable Put Price shall be deemed approved, and shall be binding and conclusive on each Stockholder.
(B)    If either LLLP or, if applicable, Fasteau or a Representative, delivers to Progressive an Objection Notice in accordance with this Section 3.3(c)(v), the Company, Progressive and the person providing the Objection Notice (the “Objector”) agree to work together, in good faith, to promptly resolve any items identified in the Objection Notice and to agree on the applicable Put Price. In the event that Progressive, the Company and the Objector are unable to resolve to their mutual satisfaction any such differences within ten (10) Business Days of the delivery of the Objection Notice (“Dispute Period”), then the parties shall engage an independent, nationally recognized accounting firm mutually acceptable to Progressive, the Company, and the Objector (the “Independent Accounting Firm”) to resolve the items included in the Objection Notice that remain in dispute, and all other items shall be deemed final and binding on Progressive and the Stockholders.
(C)    Within ten (10) Business Days following the end of the Dispute Period, the Company, Progressive and the Objector shall submit their proposed resolutions of the items in dispute to the Independent Accounting Firm. The Independent Accounting Firm shall have thirty (30) days to deliver its determination on each of the items set forth in the Objection Notice that remain in Dispute. The Independent Accounting Firm shall be instructed to only resolve the matters identified in the Objection Notice that are submitted to the Independent Accounting Firm and not to investigate any other matters. During the thirty (30) day review by the Independent Accounting Firm, the Company shall make available to the

Independent Accounting Firm such individuals and such information, books and records as may be reasonably requested by the Independent Accounting Firm to make its determination. If GAAP allows more than one method and the Independent Accounting Firm finds that one of those methods is preferable to the other(s) under GAAP, then the Independent Accounting Firm will choose the more preferable method. The determination by the Independent Accounting Firm shall be final and binding on Progressive and the Stockholders, except in the case of fraud or manifest error. The Independent Accounting Firm shall act as an expert, not as an arbitrator, in resolving the dispute. The proceeding before the Independent Accounting Firm shall be an expert determination under the law governing expert determination and appraisal proceedings. All costs and expenses, including, fees and disbursements, of the Independent Accounting Firm shall be borne fifty percent (50%) by Progressive and fifty percent (50%) by the Stockholders who are selling Shares at the applicable Put Price, pro rata based on the number of Shares being sold.
(D)    Fasteau’s rights under this Section 3(c)(v) shall terminate on the First Put Closing Date.
(d)    Other Purchases by Progressive. From time to time, Progressive may enter into one or more transactions pursuant to which Progressive may purchase Shares from any Stockholder. Progressive shall not be under any obligation to purchase Shares held by any Stockholder at any time, other than as expressly required by Section 3.3(c)(i) or Section 3.3(c)(iii), or at any price, other than expressly required by Section 3.3(c). If Progressive is willing to purchase Shares at any time other than as required by Section 3.3(c)(i) or Section 3.3(c)(iii), or other than pursuant to its rights under Sections 3.3(c)(ii) or Section 3.3(c)(iv), then Progressive will be entitled to negotiate the terms of any such purchase, including the purchase price (which may be less than, equal to or in excess of the Company’s net tangible book value) with the applicable Stockholder. Other than as stated in Section 3.3(c), no Stockholder shall be entitled to receive the same purchase price from Progressive for Shares as any other Stockholder who may have sold Shares to Progressive.
(e)    Repurchases Under Outstanding Options. Nothing in this Agreement will be deemed to interfere with the Company’s right to repurchase Shares from any employee or former employee of the Company or one of its Subsidiaries pursuant to and in accordance with the terms of any equity plan or any agreement evidencing an employee stock option.
SECTION 3.4    Legends on Stock Certificates. For so long as Shares held by a Stockholder are subject to this Agreement, all certificates representing such Shares shall bear the following legends:
“The securities represented by this certificate are subject to restrictions on transfer and certain other provisions of a Fourth Amended and Restated Stockholders’ Agreement (as amended from time to time, the ‘Stockholders’ Agreement’) by and among ARX Holding Corp. (the ‘Company’), the stockholders of the Company, and others who may from time to time become parties to such

Stockholders’ Agreement, a copy of which may be obtained at the offices of the Company.”
“The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the ‘Securities Act’), and may not be transferred except (i) in compliance with the provisions of any applicable state securities or ‘Blue Sky’ laws and (ii) pursuant to an effective registration under the Securities Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder.”
SECTION 3.5    Improper Transfers Ineffective. Any purported Transfer of Shares or an LLLP Interest by a Stockholder, or in the interests or beneficiaries of a Stockholder, as the case may be, which is not permitted by the foregoing provisions of this Article III, or which is in violation of such provisions, shall be void and of no force and effect whatsoever.
SECTION 3.6    Preemptive Right.
(a)    If the Company proposes to issue New Securities of any kind, then, as to each Substantial Stockholder, the Company shall:
(i)    give written notice (the “Subscription Notice”) specifying in reasonable detail (A) the designation and all of the terms and provisions of the New Securities proposed to be issued (the “Proposed Securities”), including, where applicable, the voting powers, preferences, and relative participating, optional, or other special rights, and the qualification, limitations, or restrictions thereof and interest rate and maturity, (B) the price and other terms of the proposed sale of such securities, (C) the amount of such securities proposed to be issued and (D) such other information as the Substantial Stockholders may reasonably request in order to evaluate the proposed issuance; and
(ii)    offer to issue to each Substantial Stockholder a portion of the Proposed Securities equal to a percentage determined by dividing (x) the number of Shares held by such Substantial Stockholder by (y) the total number of Shares issued and outstanding as to all of the Substantial Stockholders, calculated on a Fully Diluted Basis.
(b)    Each Substantial Stockholder must exercise its purchase rights hereunder by giving written notice to the Company within thirty (30) calendar days following delivery of the Subscription Notice. If all of the Proposed Securities offered to the Substantial Stockholders are not fully subscribed for by such Substantial Stockholders, the remaining Proposed Securities will be reoffered to the participating Substantial Stockholders pro rata based on their participation in the preceding round upon the terms set forth in this Section 3.6, until all such Proposed Securities are fully subscribed for or until all such Substantial Stockholders have subscribed for all such Proposed Securities that they desire to purchase, except that such Substantial Stockholders must exercise their purchase rights within five (5) calendar days after receipt of all such reoffers. To the extent that the Company offers two or more classes of securities in connection with an issuance, Substantial

Stockholders must purchase their pro rata portion of all such classes of securities and will not be given the opportunity to purchase only one class of the securities being offered.
(c)    Upon the expiration of the offering periods described above, the Company will be free to sell such Proposed Securities that the Substantial Stockholders have not elected to purchase during the ninety (90) calendar days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Substantial Stockholders. Any Proposed Securities offered or sold by the Company after such ninety (90) day period must be reoffered to the Substantial Stockholders pursuant to this Section 3.6.
(d)    The election by a Substantial Stockholder not to exercise its subscription rights under this Section 3.6 in any one instance shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed issuance. Any sale of such securities by the Company without first giving the Substantial Stockholders the rights described in this Section 3.6 shall be void and of no force and effect.
SECTION 3.7    Sale of the Company. In the event of a sale or exchange by the Stockholders of all or substantially all of the Shares by sale, merger, recapitalization, reorganization, consolidation, combination or otherwise, including by exercise of the Take-Along Right, the Company and each Stockholder shall take all necessary and desirable actions in order that each Stockholder shall receive in exchange for such Stockholder’s Shares the same portion of the aggregate consideration from such sale or exchange that such Stockholder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Company’s Certificate of Incorporation as in effect immediately prior to such exchange. For purposes of this Section 3.7, “substantially all” of the Shares shall mean at least eighty percent (80%) of the outstanding Shares immediately prior to the consummation of such sale or exchange.
SECTION 3.8    Conversion of Series A Preferred Stock. At the Mandatory Conversion Time, without any further action by or consent of any Stockholder or holder of Series A Preferred Stock, all shares of Series A Preferred Stock shall be automatically converted into Common Stock as provided in the Company’s certificate of incorporation.
ARTICLE IV
MISCELLANEOUS
SECTION 4.1    Term. Beginning on the Effective Date, this Agreement shall continue in force until the earlier of (i) the date this Agreement is terminated by the unanimous written consent of all Substantial Stockholders, (ii) in respect of any Stockholder, when such Stockholder no longer owns any Shares, (iii) in respect of Auer and Milkey as partners of LLLP, when LLLP no longer owns any Shares or (iv) the occurrence of a Qualified Public Offering; provided, however, and notwithstanding the foregoing, that the provisions set forth in Section 1.1, Sections 4.2 through 4.5, Sections 4.8 through 4.19 shall not terminate upon the occurrence of a Qualified Public Offering and shall continue to apply to and be binding on the Company and the Stockholders.

SECTION 4.2    Amendment; Waiver. This Agreement may be altered or amended only with the written consent of the Company and the holders of at least two-thirds of the outstanding Shares subject to this Agreement; provided that no alteration or amendment which adversely affects the rights of a Stockholder hereunder shall be made without the written consent of such Stockholder. Any term of this Agreement and the observance of any term herein may be waived (either generally or in a particular instance and either retroactively or prospectively) by any Stockholder hereto only with the written consent of such Stockholder, provided that any such waiver by any Stockholder hereto shall not operate or be construed as a waiver of any other term or observance of any term herein, whether or not similar.

SECTION 4.3     Specific Performance. The Company, on behalf of itself and its Subsidiaries, and the Stockholders recognize that the obligations imposed on them in this Agreement are special, unique, and of extraordinary character, and that in the event of breach by the Company or any Stockholder, damages will be an insufficient remedy; consequently, it is agreed that the Stockholders may have specific performance (in addition to damages) as a remedy for the enforcement hereof, without proving damages.
SECTION 4.4    Assignment. Except as otherwise expressly provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Stockholders. This Agreement may be assigned by a Stockholder only in connection with a Transfer of any Shares or LLLP Interest, as the case may be, in accordance with the terms of this Agreement. Notwithstanding the foregoing, Progressive and PCI may assign their respective rights under this Agreement to any of their Affiliates to whom Shares are transferred in accordance with this Agreement and their respective obligations under this Agreement to any of their Affiliates. No assignment of this Agreement shall relieve the assignor from any liability hereunder. Nothing in this Agreement is intended to confer upon any Person that is not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.
SECTION 4.5    Applications to Shares of Company. The provisions of this Agreement shall apply mutatis mutandis (i.e., generally the same, with necessary alterations) to any shares into which any of the Shares may hereafter be converted or changed or to any shares resulting from a reclassification, subdivision, or consolidation of any such Shares and also to any shares of the Company which are received by the Stockholders as a stock dividend on the Shares and to any shares or other securities of the Company or of a successor company thereof respectively that may be received by the Stockholders upon a merger, consolidation, reorganization, or reconstruction of the Company.
SECTION 4.6    Additional Stockholders. Subject to Section 4.5, the Company covenants that, without the prior written approval of all of the Substantial Stockholders, it shall not issue or cause to be issued at any time on or prior to the Public Float Date any Shares to any Person, unless as a condition to such issuance such Person agrees to become a party to this Agreement and to be bound by all the obligations of a Stockholder, as the case may be, under this Agreement. Stock certificates issued to such Persons shall be marked as provided in Section 3.4. No Shares of the Company shall be transferred on its books until all the applicable provisions of this Agreement have been complied with.
SECTION 4.7    Substantial Stockholder Access to Financial Statements and Other Information.
(a)    Financial Statements. The Company shall, and shall cause each of its Subsidiaries to, deliver to each Substantial Stockholder, for so long as such Substantial Stockholder holds any Shares, the following:

(i)    as soon as available, but in any event within fifteen (15) calendar days after the end of each calendar month in each fiscal year, unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period, setting forth, in each case, comparisons to the annual budget for such fiscal year and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments for recurring accruals;
(ii)    as soon as available, but in any event within twenty (20) calendar days after the end of each fiscal year, unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth, in each case, comparisons to the annual budget for such fiscal year and to the preceding fiscal year, all prepared in accordance with GAAP consistently applied, subject to the absence of footnote disclosures;
(iii)    as soon as available, but in any event within seventy-five (75) calendar days after the end of each fiscal year, audited consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, all prepared in accordance with GAAP consistently applied, and accompanied by an opinion, unqualified as to scope or compliance with GAAP, of the Company’s accountants; and
(iv)    as soon as practicable, but in any event within five (5) calendar days after so filed or delivered, all financial statements filed or delivered by the Company or any of its Subsidiaries with any governmental body, department, commission, board, agency or instrumentality, legislative, executive or regulatory authority or agency.
(b)    Other Information. The Company shall, and shall cause each of its Subsidiaries to, deliver to each Substantial Stockholder, for so long as such Substantial Stockholder holds any Shares:
(i)    at such time as any draft of the annual business plan and budget is provided to the Board for its consideration, a copy of such draft, and, as soon as practicable before the end of each fiscal year, a copy of the annual budget approved by the Board, including projected income statement, cash flow and balance sheet, on a monthly basis for the ensuing fiscal year, together with underlying assumptions and a brief qualitative description of the Company’s plan by the Company’s senior management in support of such budget; and
(ii)    promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning material aspects of the Company’s or such Subsidiary’s operations or financial affairs given to the Company or any Subsidiary by its independent accountants (and not otherwise contained in other materials provided hereunder); and

(iii)    with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Person entitled to receive information under this Section 4.7 may reasonably request.
(c)    Deemed Delivery. For purposes of Sections 4.8(a) and 4.8(b), delivery of information to Fasteau shall constitute delivery to each member of the Fasteau Group.
SECTION 4.8    Piggyback Registration Rights.
(a)    Right to Piggyback. If the Company at any time or from time to time proposes or is required to register any of its securities (including any proposed registration of the Company’s securities on behalf of any third party) under the Securities Act (other than in connection with registrations on Form S-4, S-8 or any successor or similar forms) (a “Piggyback Registration”), the Company shall deliver prompt written notice (which notice shall be given at least thirty (30) days prior to the filing of any registration statement) to all of the Substantial Stockholders of its intention to undertake such registration and describing the right of the Substantial Stockholders to participate in such registration under this Section 4.8 as hereinafter provided. Subject to the other provisions of this Section 4.8, upon the written request of any Substantial Stockholder made within twenty (20) calendar days after the receipt of such written notice (which request shall specify the amount of Shares to be registered and the intended method of disposition thereof), the Company shall effect the registration under the Securities Act of all Shares requested by the Substantial Stockholders to be so registered and shall use reasonable efforts to cause such registration statement to become and remain effective with respect to such Shares until all of such Shares have been sold. If a registration involves an underwritten offering, immediately upon notification to the Company from the underwriter of the price at which such securities are to be sold, the Company shall so advise each participating Stockholder. The Stockholder requesting inclusion in a registration may, at any time prior to the effective date of such registration statement (and for any reason), revoke such request by delivering written notice to the Company revoking such requested inclusion.
(b)    Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, then the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Shares requested to be included in such registration, pro rata among the Substantial Stockholders on the basis of the number of Shares owned by each such Substantial Stockholder and (iii) third, the other securities requested to be included in such registration.
(c)    Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities other than a Substantial Stockholder (each such Substantial Stockholder, a “Non-Demanding Substantial Stockholder”), and the managing underwriters advise the Company in writing that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders of a majority of the securities to be included in such registration, then the Company shall include in such registration (i) first, the securities requested to be included therein by the holders requesting such registration, (ii) second, the Shares requested to be included in such registration, pro rata among the Non-Demanding Substantial Stockholders on the basis of the number of Shares owned by each such Non-Demanding Substantial Stockholders and (iii) third, the other securities requested to be included in such registration.
(d)    Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Section 4.8, including all registration and filing fees, fees and expenses of compliance with securities or blue-sky laws, printing expenses, travel expenses, filing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company, and fees and disbursements of all independent certified public accountants, underwriters including, if necessary, a “qualified independent underwriter” within the meaning of the rules of the National Association of Securities Dealers, Inc. (in each case, excluding discounts and commissions), and other Persons retained by the Company or by holders of Shares or their Affiliates on behalf of the Company, shall be borne as provided in this Agreement, except that (i) the Company shall, in any event, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance, and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on the NASD automated quotation system (or any successor or similar system), and (ii) the selling holder of Shares shall pay all underwriting discounts or commissions applicable to their Shares as well as their own attorney’s fees and related legal costs.
(e)    Indemnification. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each holder of Shares, its officers, directors, agents, and employees, and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, demands, damages, liabilities, and expenses (or actions, investigations or proceedings, whether commenced or threatened, in respect thereof), whether joint and several or several, together with reasonable costs and expenses (including reasonable attorneys’ fees) to which any such indemnified party may become subject under the Securities Act or otherwise (collectively, “Losses”) caused by, resulting from, arising out of, based upon, or relating to (i) any untrue or alleged untrue statement of material fact contained in (A) any registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto or (B) any application or other document or communication (in this Section 4.8(e), collectively called an “application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the “blue sky” or securities laws thereof or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such holder and each such director, officer, and controlling Person for any legal or any other expenses incurred by them in connection with investigating, defending or settling any such Losses; provided that the Company shall not be liable in any such case to the extent that any such Losses result from, arise out of, are based upon, or relate to an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus, or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished in writing to the Company or the underwriters by such holder expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same. The indemnification provided for under this Agreement shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract, and will remain in full force and effect regardless of any investigation made or omitted by or on behalf of the indemnified party or any officer, director, or controlling Person of such indemnified party and shall survive the transfer of securities.
SECTION 4.9    Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.
SECTION 4.10    Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, sent by electronic mail, facsimile transmission, certified, registered, or express mail (return receipt requested), postage prepaid, or sent by Federal Express or other recognized overnight courier to the Companies and the Stockholders at the addresses set forth below:

If to the Company: ARX Holding Corp. 805 Executive Center Dr. West, Suite 300 St. Petersburg, FL 33702 Facsimile No: (727) 374-0466 Attn:	John F. Auer Email: jauer@asicorp.org

With a copy to: ARX Holding Corp. 805 Executive Center Dr. West, Suite 300 St. Petersburg, FL 33702 Facsimile No: (866) 641-1332 Attn:	Angel D. Bostick, Esq., General Counsel Email: abostick@asicorp.org
And

If to Fasteau:

Marc Fasteau
77 Seekonk Cross Road
Great Barrington, MA 01230-1565
Email: marc.fasteau@fulcrum-llc.com AND fasteaumarc@gmail.com
And
If to any other member of the Fasteau Group:

c/o Marc Fasteau
77 Seekonk Cross Road
Great Barrington, MA 01230-1565
Facsimile No.: (413) 528-1009
Email: marc.fasteau@fulcrum-llc.com AND fasteaumarc@gmail.com
And
If to LLLP:

ARX Executive Holdings, LLLP
1817 Brightwaters Blvd.
St. Petersburg, FL 33704
Attention: John F. Auer
Email: jauer@asicorp.org
And
If to Progressive or PCI:
Charles E. Jarrett, Chief Legal Officer
The Progressive Corporation and/or PC Investment Company
6300 Wilson Mills Road
Mayfield Village, Ohio 44143
Facsimile No.: (440) 395-3678
Email: Chuck_Jarrett@Progressive.com
And
If to Auer:

John F. Auer
1817 Brightwaters Blvd.
St. Petersburg, FL 33704
Email: jauer@asicorp.org

And
If to Milkey:

Kevin R. Milkey
2813 Sunset Way
St. Pete Beach, FL 33706
Email:

And
If to Fournet:

c/o Mary Frances Fournet
American Strategic Insurance Corp.
805 Executive Center Dr. West, Suite 300
St. Petersburg, FL 33702
Email:
And
If to Scognamiglio:

[TO COME]

And
If to Fjare, Brubaker, Bostick, Hillier, Hannon, Pless, Sullens, Chance, McCrink and Hanlon:
c/o ARX Holding Corp.
805 Executive Center Dr. West, Suite 300
St. Petersburg, FL 33702
Facsimile No: (727) 374-0466
Email:
or such other address as shall be furnished in writing by the Company or such Stockholder, as the case may be. Notices or other communications shall be deemed given: (i) when sent by electronic mail; (ii) one (1) Business Day after being sent by overnight courier, (iii) three (3) Business Days after being sent by certified, registered, or United States Post Office priority mail; and (iv) when received, for all other methods; provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.
SECTION 4.11    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, each of which shall be deemed to be an original, and which counterparts together shall constitute one and the same agreement of the Stockholders.
SECTION 4.12    Section Headings. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.
SECTION 4.13    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF.
SECTION 4.14    Entire Agreement. This Agreement contains the entire agreement and understanding of the Company, on behalf of itself and its Subsidiaries, and the Stockholders respecting the subject matter hereof. Except with respect to the terms of the Company’s stock option plans and the terms of the agreements evidencing stock options granted to employees of the Company, this Agreement supersedes all prior agreements (including the Original Agreement, the Amended Original Agreement, the First Amended and Restated Agreement, the Second Amended and Restated Agreement and the Third Amended and Restated Agreement), discussions, and understandings among the Companies and the Stockholders with respect to the subject matter hereof.
SECTION 4.15    Mediation. In the event a dispute or controversy between any two or more parties arises in connection with this Agreement (a “Dispute”), prior to a party to this Agreement filing any legal action or proceeding against any other party with respect to such Dispute, such party shall provide notice to the other party or parties to the Dispute of its intent to invoke the procedures outlined in this Section 4.15 and shall include in such notice a summary of the Dispute. The parties to the Dispute shall confer in person or by telephone as promptly as possible (but not more than thirty (30) days after receiving notice of the Dispute in accordance with the preceding sentence) and shall attempt to resolve the Dispute (the “Initial Meeting”). If the Dispute remains unresolved after the Initial Meeting, or if the parties to the Dispute fail to meet as required, then a party to the Dispute may initiate non-binding mediation of the dispute in accordance with the CPR Institute for Dispute Resolution Model Procedures for Mediation of Business Disputes (“CPR”). Unless otherwise agreed, the parties to the Dispute will select a mediator from the CPR “panel of distinguished neutrals.” If the Dispute is not resolved via mediation within thirty (30) days after initiation of mediation, then a party to the Dispute may initiate a legal action or proceeding, in accordance with the applicable terms and conditions of this Agreement. Notwithstanding anything to the contrary contained in this Section 4.15, a party to a Dispute may initiate litigation immediately if such litigation seeks only equitable remedies. All discussions and negotiations pursuant to this Section 4.15 are confidential and shall be treated as compromise and settlement negotiations under the Federal Rules of Evidence and state rules of evidence. All applicable statutes of limitation and defenses based on the passage of time shall be tolled while the procedures specified in this Section 4.15 are pending. Notwithstanding the foregoing, the provisions of this Section 4.15 will not apply to any dispute with respect to a Put Price, and any dispute with respect to a Put Price will be governed by, and resolved in accordance with, the terms of Section 3.3(c)(v).

SECTION 4.16    Designation of Forum. Except as provided in Section 3.3(c)(v), and subject to its compliance with the provisions of Section 4.15, any party to this Agreement bringing a legal action or proceeding against any other party arising out of or relating to this Agreement or the transactions contemplated hereby shall bring the legal action or proceeding exclusively in the courts of the State of New York sitting in the City of New York, Borough of Manhattan and if it has or can acquire jurisdiction, the United States District Court for the Southern District of New York located in New York, New York (the “Designated Courts”). Each party consents to the exclusive personal jurisdiction of the Designated Courts for the purpose of all legal actions and proceedings arising out of or relating to this Agreement or the transactions contemplated hereby other than disputes with respect to Put Prices, which shall be governed by, and resolved in accordance with the terms of, Section 3.3(c)(v). Each party agrees that the exclusive choice of forum set forth in this Section does not prohibit the enforcement of any judgment obtained in the Designated Courts or any other appropriate forum.
SECTION 4.17    Waiver of Right to Contest Venue. Subject to Section 4.15, each party to this Agreement consents to the Designated Courts as the sole and exclusive venue for any legal action or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby other than disputes with respect to Put Prices, which shall be governed by, and resolved in accordance with the terms of, Section 3.3(c)(v). Each party to this Agreement waives, to the fullest extent permitted by law, (a) any objection which it may now or later have to the Designated Courts as the proper venue for any legal action or proceeding arising out of or relating to this Agreement other than disputes with respect to Put Prices, which shall be governed by, and resolved in accordance with the terms of, Section 3.3(c)(v), and (b) any claim that any action or proceeding brought in the Designated Courts have been brought in an inconvenient forum.
SECTION 4.18    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 4.19    Authority. If a party to this Agreement is not a natural person, no party will: (A) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual, or (B) be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the Company and the Stockholders have executed this Agreement on the date first written above.

ARX HOLDING CORP.

By:
Name:
Title:

MARC FASTEAU

FASTEAU INSURANCE HOLDING, LLC

By:
Name:
Title:

FASTEAU INSURANCE HOLDING II, LLC

By:
Name:
Title:

MARC FASTEAU, AS TRUSTEE OF THE ALEXIS FASTEAU 2008 IRREVOCABLE TRUST

MARC FASTEAU, AS TRUSTEE OF THE MARC FASTEAU 2012 IRREVOCABLE TRUST

THE PROGRESSIVE CORPORATION

By:
Name:
Title:

PC INVESTMENT COMPANY

By:
Name:
Title:

ARX EXECUTIVE HOLDINGS, LLLP

By:
Name:
Title:

JOHN F. AUER

KEVIN R. MILKEY

MARY FRANCES FOURNET

PHILLIP BRUBAKER

ANGEL BOSTICK

TANYA FJARE

TREVOR HILLIER

JEFFREY HANNON

GARRETT PLESS

STEPHANIE SULLENS

DARYL CHANCE

PATRICK MCCRINK

RICHARD HANLON

ANTONIO SCOGNAMIGLIO

EXHIBIT A
FORM OF
THIRD AMENDMENT OF DESIGNATIONS, NUMBER, VOTING POWERS,
PREFERENCES AND RIGHTS OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
ARX HOLDING CORP.

*****
Pursuant to Section 151
of the General Corporation Law of the State of Delaware
*****
The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of ARX Holding Corp., a Delaware corporation (hereinafter called the “Corporation”), with the preferences and rights set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation having been fixed by the Board of Directors pursuant to authority granted to it under Paragraph 4 of the Corporation’s Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby authorized the amendment to that certain Certificate of Designations, Number, Voting powers, Preferences and Rights of Series A Convertible Preferred Stock of ARX Holding Corp. filed with the Delaware Secretary of State on October 8, 1997, as amended by a Certificate of Amendment filed with the Secretary of state on December 6, 2011 and as further amended by a Second Certificate of Amendment filed with the Secretary of State on July 224, 2012, (“Certificate of Designations”), as follows:

The first paragraph of Section 6 of the Certificate of Designations shall be amended and restated so that such first paragraph of Section 6 shall read in its entirety as follows:

“6.    CONVERSION. Except as provided below, each share of Series A Preferred Stock may be converted at any time, at the option of the holder thereof, in the manner hereinafter provided, into fully-paid and nonassessable shares of Common Stock. Notwithstanding the foregoing or anything to the contrary herein, without any further action by or consent of any stockholder or holder of Series A Preferred Stock, all shares of Series A Preferred Stock shall be automatically converted into Common Stock at the earlier to occur of (x) the first business day following the First Put Closing Date (as defined in the Fourth Amended and Restated Stockholders’ Agreement, dated as of [ ], 2015 among the Corporation and other signatories thereto) or (y) the business day immediately prior to the consummation of a Qualified Public Offering, or (z) upon the written consent of the holders of 66 2/3% of the outstanding Series A Preferred Stock. “Qualified Public Offering” shall mean the consummation of a sale of Common Stock to the public in a firm commitment underwriting pursuant to a registration statement which has become effective under the Securities Act (excluding registration statements on Form S-4, S-8 or similar forms) with aggregate net proceeds to the Corporation in excess of $150 million.”

IN WITNESS WHEREOF, ARX Holding Corp. has caused this Third Amendment to Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary this ___ day of _______, 2015.

ARX HOLDING CORP..
a Delaware corporation

John F. Auer
President

ATTEST:

[Kevin R. Milkey]
Secretary

EXHIBIT B
First Put Price Calculation:
The per Share First Put Price shall be determined by the following formula:
Per Share First Put Price = PSP Price + (BV1 x M) + ((D x M) – D)
PSP Price shall be the per share price paid by Progressive to Selling Shareholders (as defined in the Progressive Purchase Agreement) at the closing of the transactions contemplated by the Progressive Purchase Agreement, as such price shall be adjusted to reflect any stock dividend, stock split, reverse stock split, combination or consolidation of shares, recapitalization or other changes in the corporate or capital structure of the Company (other than any conversion of Series A Preferred Stock into Common Stock) affecting the Shares after December 31, 2014.
BV1 shall be the difference between the net tangible book value per Share on a Fully Diluted Basis on December 31, 2017 and the net tangible book value per Share on a Fully Diluted Basis on December 31, 2014. For purposes of this calculation, the net tangible book value of the Company on December 31, 2017 shall be determined by reference to the Company’s audited financial statements prepared in accordance with GAAP as it is in effect at the time of such financial statements, but then will be adjusted, if necessary, so that the calculations are in accordance with GAAP as it is in effect for financial statements for periods ending on December 31, 2014 and applied in a manner consistent to its application when determining the PSP Price.
M shall be the multiple between 1.0 and 2.0 determined by reference to the matrix on Exhibit C.
D shall be the per share amount of any dividends paid, or distributions made, to stockholders (other than dividends paid or distributions made in Shares) by the Company between December 31, 2014 and December 31, 2017; provided, however, (i) that such amount shall be adjusted to reflect any stock dividend, stock split, reverse stock split, combination or consolidation of shares, recapitalization or other changes in the corporate or capital structure of the Company (other than any conversion of Series A Preferred Stock into Common Stock) affecting the Shares after the date of payment of such dividend, and (ii) any payments related to redemptions, repurchases or purchases of Shares by the Company with respect to some but not all outstanding Shares, or all outstanding Shares of a particular series of Shares, will not be treated as dividends or distributions for purposes of this definition.
Second Put Price Calculation:
The per share Second Put Price shall be determined by the following formula:
Per Share Second Put Price = PSP Price + (BV2 x M) + ((D x M) – D)

PSP Price shall be the per share price paid by Progressive to Selling Shareholders at the closing of the transactions contemplated by the Progressive Purchase Agreement, as such price shall be adjusted to reflect any stock dividend, stock split, reverse stock split, combination or consolidation of shares, recapitalization or other changes in the corporate or capital structure of the Company (other than any conversion of Series A Preferred Stock into Common Stock) affecting the Shares after December 31, 2014.
BV2 shall be the difference between the net tangible book value per Share on a Fully Diluted Basis on December 31, 2020 and the net tangible book value per Share on a Fully Diluted Basis on December 31, 2014. For purposes of this calculation, the net tangible book value of the Company on December 31, 2020 shall be determined by reference to the Company’s audited financial statements prepared in accordance with GAAP as it is in effect at the time of such financial statements, but then will be adjusted, if necessary, so that the calculations are in accordance with GAAP as it is in effect for financial statements for periods ending on December 31, 2014 and applied in a manner consistent to its application when determining the PSP Price.
M shall be the multiple between 1.0 and 2.0 determined by reference to the matrix on Exhibit C.
D shall be the per share amount of any dividends paid, or distributions made, to stockholders (other than dividends paid or distributions made in Shares) by the Company between December 31, 2014 and December 31, 2020; provided, however, (i) that such amount shall be adjusted to reflect any stock dividend, stock split, reverse stock split, combination or consolidation of Shares, recapitalization or other changes in the corporate or capital structure of the Company (other than any conversion of Series A Preferred Stock into Common Stock) affecting the Shares after the date of payment of such dividend, and (ii) any payments related to redemptions, repurchases or purchases of Shares by the Company with respect to some but not all outstanding Shares, or all outstanding shares of a particular series of Shares, will not be treated as dividends or distributions for purposes of this definition.

Exhibit C
MATRIX

			Direct Written Premium CAGR
		<10%	10%	15%	20%	25%	30%	>30%
	>=95	1.00	1.00	1.00	1.00	1.00	1.00	1.00
	90	1.00	1.00	1.25	1.50	1.75	2.00	2.00
Net CR	85	1.00	1.25	1.50	1.75	2.00	2.00	2.00
	80	1.00	1.50	1.50	2.00	2.00	2.00	2.00
	<=75	1.00	1.50	1.75	2.00	2.00	2.00	2.00
The multiple will be determined by reference to the Company’s cumulative and consolidated Net combined ratio (CR) and Direct Written Premium compounded annual growth rate (CAGR), for the period from January 1, 2015 through December 31, 2017 (for purposes of the First Put Price) and for the period from January 1, 2015 through December 31, 2020 (for purposes of the Second Put Price), as indicated in the matrix above.
For purposes of the calculation of the multiple, (a) “Net combined ratio (CR)” shall mean the GAAP consolidated combined ratio of the Company and its Subsidiaries calculated in a manner consistent with “Net Combined Ratio” in the Company’s monthly management report for October 2014, and (b) “Direct Written Premium” means premiums written directly during the applicable time period, including policy fees, without taking into account reinsurance, calculated in a manner consistent with “Direct Written Premium” in the Company’s monthly management report for October 2014, and related to the lines of business written by the Company as of October 31, 2014.
By way of example only, if Direct Written Premium is $1 million for the fiscal year ended December 31, 2014 and is $1.5 million for the fiscal year ended December 31, 2017, then the Direct Written Premium CAGR for the three year period would be 14.5%. [i.e., ($1.5 million/$1 million) = 1.5. 1.5^(1/3 ) = 1.145]
Further, by way of example, if Net CR is 90 and Direct Written Premium CAGR is 20%, then the multiple will be 1.5. If either Net CR or Direct Written Premium CAGR (or both) is between the values identified above, the results will be interpolated on a straight-line basis to generate the applicable multiple. By way of example only, according to the sub-matrix below reflecting an interpolation between a Net CR of 90 and a Net CR of 95 and between Direct Written Premium CAGR of 20% and Direct Written Premium CAGR of 25% , if Net CR is 92 and Direct Written Premium CAGR is 22%, then the multiple will be 1.36.
SUB-MATRIX EXAMPLE

			Direct Written Premium CAGR
		20%	21%	22%	23%	24%	25%
	>=95	1.00	1.00	1.00	1.00	1.00	1.00
	94	1.10	1.11	1.12	1.13	1.14	1.15
Net CR	93	1.20	1.22	1.24	1.26	1.28	1.30
	92	1.30	1.33	1.36	1.39	1.42	1.45
	91	1.40	1.44	1.48	1.52	1.56	1.60
	90	1.50	1.55	1.60	1.65	1.70	1.75